SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒     Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 9, 2013

Dear Stockholder:

I am pleased to invite you to attend Riverbed Technology, Inc.’s 2013 Annual Meeting of Stockholders, to be held on Wednesday, May 22, 2013 at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105. The meeting will begin promptly at 1:00 p.m. local time. If you wish to attend the meeting and need directions, please contact Renee Lyall of Riverbed Investor Relations at 415-247-6353 or renee.lyall@riverbed.com.

Details regarding the business to be conducted at the Annual Meeting are more fully described in Riverbed’s Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

Riverbed is pleased to take advantage of SEC rules that allow us to furnish proxy materials to our stockholders on the Internet. These rules enable us to reduce the environmental impact of our Annual Meeting while still providing you with the information that you need.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote your shares promptly to ensure that your shares will be represented at the Annual Meeting.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

Jerry M. Kennelly
Chairman of the Board of Directors and Chief Executive Officer

199 Fremont Street

San Francisco, CA 94105

T 415.247.8800 F 415.247.8801

www.riverbed.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote promptly to ensure that your shares are represented at the Annual Meeting.

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Riverbed Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 22, 2013, at 1:00 p.m. local time at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105 for the following purposes:

1. To elect two (2) members of the Board of Directors to serve until the 2016 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

3. To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

4. To approve an amendment to the Company’s 2006 Employee Stock Purchase Plan (the “ESPP”) to increase the number of authorized shares available for grant under the ESPP.

5. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Company’s Proxy Statement.

The record date for the 2013 Annual Meeting is March 25, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary

San Francisco, California

April 9, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, if applicable, or vote via telephone or the Internet as instructed in these materials, as promptly as possible. If you received printed versions of these materials by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2013

The Proxy Statement and Annual Report on Form 10-K are available for stockholders of record at

www.envisionreports.com/RVBD and for beneficial owners at www.edocumentview.com/RVBD.

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1

Why am I receiving these materials?	1

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	1

What is included in these materials?	1

How may I obtain electronic access to the proxy materials?	1

Who can vote at the Annual Meeting?	2

What is the difference between a stockholder of record and a beneficial owner of shares?	2

What am I voting on?	2

What are the Board’s voting recommendations?	2

How many votes do I have?	3

How do I vote?	3

How are proxies voted?	3

What happens if I do not give specific voting instructions?	4

Which ballot measures are considered “routine” or “non-routine”?	4

Who is paying for this proxy solicitation?	4

What does it mean if I receive more than one Notice or printed set of proxy materials?	4

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5

Can I change my vote after submitting my proxy?	5

How many votes are needed to approve each proposal?	5

How is the majority voting standard applied to the election of directors?	6

What is the quorum requirement?	6

How can I find out the results of the voting at the Annual Meeting?	6

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2014 Annual Meeting?	6

How can stockholders submit proposals to be raised at the 2014 Annual Meeting that will not be included in our Proxy Statement for the 2014 Annual Meeting?	6

What if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?	7

Does a stockholder proposal require specific information?	7

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Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors of Riverbed Technology, Inc. (sometimes referred to as the “Company” or “Riverbed”) of your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Riverbed has elected to provide access to its proxy materials via the Internet. As a result, Riverbed is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record entitled to vote at the Annual Meeting. All Riverbed stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Riverbed encourages its stockholders to access proxy materials over the Internet in order to assist it in reducing the environmental impact of its annual meetings.

What is included in these materials?

These materials include:

•	A letter from our Chief Executive Officer;

•	This Proxy Statement for the Annual Meeting; and

•	Riverbed’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 19, 2013 (the “Annual Report”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

How may I obtain electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet Riverbed’s proxy materials for the Annual Meeting; and

•	Instruct Riverbed to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save Riverbed the cost of printing and mailing documents to you and will reduce the impact of Riverbed’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 25, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. On this record date, there were 163,053,049 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares?

Stockholder of Record: Shares Registered in Your Name

If on March 25, 2013 your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record, and the Notice or proxy materials were sent directly to you by Riverbed. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 25, 2013 your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid legal proxy from your broker, bank or other custodian.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1: Election of two directors to serve until the 2016 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified;

•	Proposal 2: Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	Proposal 3: A non-binding advisory vote to approve the compensation of the Company’s named executive officers; and

•	Proposal 4: Approval of an amendment to our 2006 ESPP to increase the number of authorized shares available for grant under the ESPP.

What are the Board’s voting recommendations?

Riverbed’s Board of Directors recommends that you vote your shares:

•	“For” each of the nominees to the Board (Proposal 1);

•	“For” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2);

•	“For” the proposal regarding a non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 3); and

•	“For” the amendment to our 2006 ESPP (Proposal 4).

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 25, 2013.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote:

•

By Mail.    If you request printed copies of the proxy materials by mail, you may vote by proxy using the proxy card. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Via the Internet. You may vote by proxy on the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the number provided on your proxy card.

•	In Person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are the beneficial owner of shares held in “street name” you may vote:

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by completing the vote instruction form and returning it as directed.

•	Via the Internet. You may vote by proxy on the Internet by visiting the website provided in the Notice and entering the control number.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the number provided on the vote instruction form.

•

In Person.    If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted. Where a stockholder has specified by means of the proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and you:

•	Indicate when voting on the Internet, or by telephone, that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

The election of directors (Proposal 1), the non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 3) and the amendment of our 2006 ESPP (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

Who is paying for this proxy solicitation?

Riverbed will pay for the entire cost of soliciting proxies. In addition to soliciting proxies by mail, Riverbed’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Riverbed may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or printed set of proxy materials?

If you receive more than one Notice or printed set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each Notice and, if applicable, printed set of proxy materials to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Under a procedure called “householding” a single copy of the Notice and, if applicable, this Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. This helps to reduce the Company’s printing and mailing costs. Stockholders that participate in householding will continue to be able to access and receive separate proxy cards. If you no longer wish to participate in householding and would prefer to receive a separate Notice and, if applicable, this Proxy Statement and Annual Report, please direct your written request to Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105, Attn: Corporate Secretary, or call (415) 247-8800.

A number of brokers with account holders who are Riverbed stockholders will be householding our proxy materials. Stockholders that hold shares in “street name” may contact their brokerage firm, bank, dealer or similar organization to request information about householding.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card or vote instruction form with a later date.

•	You may vote again on a later date via the Internet or by telephone.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 199 Fremont Street, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How many votes are needed to approve each proposal?

Proposal 1.    A majority vote standard applies to this election of directors. Therefore, election of a nominee requires such nominee to receive more votes cast “for” his election than “against” his election. See “How is the majority voting standard applied to the election of directors” below. Stockholders may not cumulate votes in the election of directors. Abstentions will have no effect on the outcome of this election of directors. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 2.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 3.    The advisory vote to approve the compensation of the Company’s named executive officers is non-binding, and therefore no specific approval standard applies. However, Riverbed’s Board of Directors intends to carefully review the results of this vote.

Proposal 4.    Amendment of our 2006 ESPP requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” on each of the nominees for election as director (Proposal 1). You may not vote “For” the election of any persons other than the two named nominees.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of Ernst & Young LLP as Riverbed’s independent registered public accounting firm (Proposal 2), on the non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 3), and on the proposal to approve the amendment of the 2006 ESPP (Proposal 4).

How is the majority voting standard applied to the election of directors?

Riverbed’s Amended and Restated Bylaws (“Bylaws”) and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this Annual Meeting is uncontested, and therefore the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast “for” such nominee’s election must exceed the votes cast “against” such nominee’s election.

Riverbed has adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee of Riverbed’s Board of Directors. The Nominating/Corporate Governance Committee will then recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders either present at the meeting or represented by proxy. On the record date, there were 163,053,049 shares of Common Stock outstanding and entitled to vote. Thus, 81,526,525 shares would constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2014 Annual Meeting?

To be included in our Proxy Statement for the 2014 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Corporate Secretary at our principal executive offices no later than December 10, 2013, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our Notice or proxy materials to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2014 Annual Meeting that will not be included in our Proxy Statement for the 2014 Annual Meeting?

To be raised at the 2014 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual

Meeting. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days before the one-year anniversary of the date on which we first mailed our Notice or proxy materials to stockholders in connection with this year’s Annual Meeting. Since our Notice or proxy materials for our 2013 Annual Meeting were first mailed to stockholders on April 9, 2013, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than January 24, 2014 and no later than February 23, 2014, in order to be raised at our 2014 Annual Meeting. Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures discussed under “Nominating/Corporate Governance Committee.”

What if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2014 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2014 Annual Meeting must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y)  the 10th day following the day on which public announcement of the date of such meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to the Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws may be found on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

What happens if Riverbed receives a stockholder proposal that is not in compliance with the timeframes described above?

If we receive notice of a matter to come before the 2014 Annual Meeting that is not in compliance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

Do the figures in this Proxy Statement take into account the two-for-one split of Riverbed’s Common Stock effected on November 8, 2010?

Yes, all figures included in this Proxy Statement reflect the stock split, and are expressed on a post-split basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. We currently have authorized nine directors. The class of directors standing for election at the Annual Meeting currently consists of three directors. However, James R. Swartz is not standing for re-election to the Board of Directors after his current term expires immediately prior to the Annual Meeting.

The directors elected at the Annual Meeting will serve until our 2016 annual meeting of stockholders or until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of March 11, 2013, their positions and offices held with Riverbed, if any, and certain biographical information are set forth below. Beneath the biographical details of each Nominee or director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each Nominee or director that leads the Board of Directors to conclude that each Nominee or director should serve on the Board of Directors.

The proxy holders intend to vote all proxies received by them FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. Proxies cannot be voted for more than two individuals. Abstentions will have no effect on the outcome of this election of directors. Broker non-votes will not be counted as having been voted on the proposal.

Riverbed’s Bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this Annual Meeting is uncontested, and therefore the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast “for” such nominee’s election must exceed the votes cast “against” such nominee’s election.

Riverbed has adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee of Riverbed’s Board of Directors. The Nominating/Corporate Governance Committee will then recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

Information Regarding the Nominees

Name	Age	Positions and Offices Held With the Company
Mark A. Floyd	57	Director
Christopher J. Schaepe	49	Director

Mark A. Floyd, age 57, has been a member of the Board of Directors since August 2007. Mr. Floyd has been the Chief Executive Officer of Cyan, Inc., a global supplier of software-defined networks, since May 2012. Mr. Floyd served as the Chief Executive Officer of SafeNet, Inc., an information security company, from July 2009 to July 2011. Mr. Floyd served as President and Chief Executive Officer of Entrisphere, Inc., a telecommunications equipment company, from August 2002 until its acquisition by Ericsson in February 2007. Prior to that, Mr. Floyd served as President and Chief

Executive Officer of Siemens ICN, Inc., a telecommunications equipment company, from April 2001 until January 2002, and President and Chief Executive Officer of Efficient Networks, Inc., a telecommunications equipment company, from July 1993 to April 2001. Mr. Floyd holds a B.B.A. degree in Finance from the University of Texas. Mr. Floyd served as a director of Tekelec, Inc., a network applications company, from October 2004 to May 2011. In addition, Mr. Floyd served as a director of Carrier Access Corporation, a telecommunications equipment manufacturer, from June 2001 to March 2008.

We believe that Mr. Floyd’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Floyd has extensive experience as an executive in the technology industry, having served as Chief Executive Officer on five separate occasions. In addition, his service provider industry expertise has been an important asset to Riverbed as we have increasingly viewed service provider engagement as a key growth lever.

Christopher J. Schaepe, age 49, has been a member of the Board of Directors since December 2002. Mr. Schaepe is a founding partner of Lightspeed Venture Partners, a venture capital firm. Prior to joining Lightspeed in September 2000, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm, which he joined in 1991. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from MIT and an M.B.A. from the Stanford Graduate School of Business. Mr. Schaepe previously served as a director of Fusion-io, Inc., a storage memory platform company, from April 2009 to December 2011, and as a director of eHealth, Inc., an online health insurance provider, from April 1999 to September 2008.

We believe that Mr. Schaepe’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Schaepe possesses a broad perspective of the technology industry, having guided numerous companies in his role as a venture capital investor and Board member over the past two decades, as well as substantive professional experience serving in corporate finance and capital markets roles. In addition, he possesses in-depth knowledge of our business, having advised Riverbed since December 2002.

The Board of Directors Recommends a Vote “FOR” Each Named Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of Riverbed, including his or her age as of March 11, 2013, the period during which he or she has served as a director, and certain information as to principal occupations and directorships held by him or her in corporations whose shares are publicly registered.

Continuing Directors — Term Ending in 2014

Michael R. Kourey, age 53, has been a member of the Board of Directors since March 2006 and served as our lead independent director from April 2006 to April 2011. Since April 2012, Mr. Kourey has been an Operating Partner at Khosla Ventures, a venture capital firm. Prior to joining Khosla Ventures, Mr. Kourey served as Chief Financial Officer of Polycom, Inc., a unified collaborative communications solution company, from January 1995 to February 2012. Mr. Kourey also served as a member of the board of directors of Polycom from January 1999 to May 2011, as Senior Vice President, Finance and Administration from January 1999 to May 2010, as Vice President, Finance and Administration from January 1995 to January 1999 and as Vice President, Finance and Operations from July 1991 to January 1995. Prior to joining Polycom, Mr. Kourey was vice president of Operations at Verilink Corporation. Mr. Kourey currently serves as a member of the board of directors of Aruba

Networks, Inc., an enterprise mobility solution provider, and various private companies, and serves on the advisory board of the Graduate School of Management at the University of California, Davis. Mr. Kourey holds a B.S. in Managerial Economics from the University of California, Davis, and an M.B.A. from Santa Clara University.

We believe that Mr. Kourey’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Kourey possesses a deep understanding of accounting principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations. In addition, Mr. Kourey possesses extensive experience as a finance executive at a publicly-traded corporation, as well as significant experience as a Board member at two publicly-traded corporations.

Mark S. Lewis, age 50, has been a member of the Board of Directors since February 2010. Mr. Lewis served as Chief Strategy Officer for the Information Infrastructure Products Business of EMC Corporation, an information infrastructure technology and solutions company, from October 2010 to February 2012. Mr. Lewis’ prior roles at EMC included President of the Content Management and Archiving Division, Chief Development Officer, Chief Technology Officer and co-leader of the EMC Software Group. Mr. Lewis joined EMC in July 2002 from Hewlett-Packard/Compaq, where he was Vice President and General Manager of Compaq’s Enterprise Storage Group. From 1998 to 1999, Mr. Lewis led Compaq’s Enterprise Storage Software Business after serving for two years as Director of Engineering for Multi Vendor Online Storage. Before that, he spent 13 years in storage-related engineering and product development at Digital Equipment Corporation, a computer manufacturing company. Mr. Lewis holds a B.S. in Mechanical Engineering from University of Colorado, Boulder. He has studied Business Law, Marketing, and Accounting for an MBA at University of Colorado, Colorado Springs, and he attended the Executive Education Program at the Harvard Business School.

We believe that Mr. Lewis’ experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Lewis’ extensive operating experience positions him to provide valuable guidance on our corporate vision and technology innovations. In addition, Mr. Lewis’ industry expertise is especially important as we direct our efforts to both maintaining market and technology leadership with our core competencies as well as expanding our business into adjacent markets.

Satya Nadella, age 45, has been a member of the Board of Directors since March 2013. Mr. Nadella has been the president of Microsoft Corporation’s Server and Tools Business, a division that builds and runs the company’s computing platforms, developer tools and cloud services, since February 2011. Mr. Nadella served as senior vice president of R&D for Microsoft Corporation’s Online Services from March 2007 to February 2011. Mr. Nadella’s previous positions at Microsoft Corporation included leadership roles in both Microsoft Business Solutions and Microsoft’s Server group. Before joining Microsoft, Mr. Nadella was a member of the technology staff at Sun Microsystems, Inc. Mr. Nadella holds a Bachelor’s degree in Electrical Engineering from Mangalore University, Manipal Institute of Technology, a Master’s degree in Computer Science from the University of Wisconsin, Milwaukee and an M.B.A. from the University of Chicago.

We believe that Mr. Nadella’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Nadella possesses cloud computing and infrastructure expertise, as well as valuable perspective that comes from more than 20 years of leadership experience at one of the world’s most recognized technology companies. In addition, Mr. Nadella’s guidance on our corporate vision and technology innovations will be extremely valuable as we seek to provide application performance solutions for a highly virtualized and mobile world.

Continuing Directors — Term Ending in 2015

Michael Boustridge, age 49, has been a member of the Board of Directors since February 2010. Mr. Boustridge served as President, BT Global Services Multi-National Corporations until April 2011, where he had responsibility for all aspects of BT’s operations and performance for the global Multi-National Corporations worldwide, including BT’s Global Financial Services sector. Since joining BT Global Services in April 2006, Mr. Boustridge held many positions, including President of America and Canada as well as President Asia Pacific. Prior to joining BT, Mr. Boustridge served as Chief Sales and Chief Marketing Officer at Electronic Data Systems, LLC, which he joined in 1996 from Hitachi Data Systems. Since March 2012, Mr. Boustridge has served as a director of Ciber, an IT consulting firm, and serves as a director of several private companies, including Presidio, an IT managed solutions company, Cyan, Inc., a global supplier of software-defined networks, and Contact Solutions, a customer service company. Mr. Boustridge previously served on the Board of Trustees of the X PRIZE Foundation, an educational nonprofit organization.

We believe that Mr. Boustridge’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Boustridge’s deep knowledge of the information and communications service provider market is an important asset, as leveraging key service provider relationships has become increasingly important to Riverbed and our customers. In addition, his extensive global experience in the IT services sector, as well as his expertise in delivering successful operational results for global companies, will enable Mr. Boustridge to provide valuable guidance as we seek to continue growing our business.

Jerry M. Kennelly, age 62, co-founded Riverbed in May 2002 and serves as Chairman of the Board of Directors and as our Chief Executive Officer. Immediately prior to founding Riverbed, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation as finance director for US Operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a Bachelor’s degree from Williams College and a Masters degree from the New York University Graduate School of Business Administration.

We believe that Mr. Kennelly’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Kennelly, a co-founder of Riverbed, possesses in-depth knowledge of our business and markets, extensive operating experience, and strong leadership skills, having served as our Chief Executive Officer since shortly after the Company’s inception as well as an executive at technology companies for two decades prior. In addition, his expertise in guiding our long-term strategic and corporate planning continues to contribute significantly to the success of Riverbed.

Kimberly S. Stevenson, age 50, has been a member of the Board of Directors since March 2013. Ms. Stevenson has been the vice president and Chief Information Officer of Intel Corporation since January 2012. Ms. Stevenson served as vice president and general manager of Intel’s Global IT Operations and Services from September 2009 to January 2012. Prior to joining Intel, Ms. Stevenson spent 7 years at the former EDS, now HP Enterprise Services, holding a variety of positions, including vice president of Worldwide Communications, Media and Entertainment (CM&E) Industry Practice from January 2005 to July 2009, and vice president of Enterprise Service Management, where she oversaw the global development and delivery of enterprise services. Before joining EDS, Ms. Stevenson spent 18 years at IBM holding several executive positions including vice president of Marketing and Operations of the eServer iSeries division. Ms. Stevenson holds a Bachelor’s degree in Finance & Accounting from

Northeastern University and an M.B.A. from Cornell University, where she serves as an appointed member of the Cornell University Johnson School Advisory Board.

We believe that Ms. Stevenson’s experience and skills make her a qualified and valuable member of our Board of Directors. In particular, Ms. Stevenson offers important perspectives on how to align IT with business priorities, offering us valuable first-hand insight into the needs of both current and prospective customers. In addition, Ms. Stevenson’s breadth and depth of IT experience gives her a unique understanding of the demands placed on CIOs and the ways in which today’s enterprise IT infrastructures will be re-architected in the future.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently comprised of nine members. Mr. Swartz is not standing for re-election at the Annual Meeting. Eight of our current nine members, Messrs. Boustridge, Floyd, Kourey, Lewis, Nadella, Schaepe and Swartz, and Ms. Stevenson, qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The information reviewed included information relating to any sales of our products and services to, and purchases by us of products and services from, entities (or affiliates of such entities) where any of our directors are employed (or were employed at the time of any such sale or purchase). See “Review, Approval or Ratification of Transactions with Related Persons.”

Chairman of the Board

Mr. Kennelly, our Chief Executive Officer, also serves as the Chairman of our Board of Directors. It is the opinion of the Board of Directors that Mr. Kennelly’s service as Chairman best meets the needs of Riverbed and its stockholders.

In his capacity as Chairman, Mr. Kennelly, with the advice and input of other Board members, is responsible for ensuring that the quality, quantity and timeliness of the information provided by management is sufficient to enable the Board to effectively and responsibly perform its duties. The Board believes that this responsibility in particular is currently best discharged by the individual serving as the Company’s chief executive.

In the future, selecting an independent director to serve as Chairman may or may not be in the best interests of Riverbed and its stockholders. We believe that the Board of Directors will be in the best position to make that determination. The Board values its flexibility to select the Chairman that it considers best able to meet the needs of the Company and its stockholders, based on the qualifications of the directors then serving on the Board.

Lead Independent Director

Mr. Swartz has served as our Lead Independent Director since April 2011. As Mr. Swartz is not standing for re-election at the Annual Meeting, the Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has appointed Mr. Lewis as our Lead Independent Director, effective as of immediately following the Annual Meeting. The Lead Independent Director is responsible for calling special meetings of the independent directors, as and if he deems that such meetings are necessary. The Lead Independent Director is also responsible for chairing all meetings of independent directors. The independent members of the Board meet regularly in executive session at which only independent directors are present, typically after regularly scheduled Board of Directors meetings.

Board Leadership Structure

The Board of Directors believes that our Board structure, with its strong emphasis on Board independence, is successful in achieving effective independent oversight of management and the Company. Board members have complete access to management and outside advisors, and the Chairman is not the sole source of information for the Board of Directors. The Chairman does not serve on any of the Board’s three committees, and the Nominating/Corporate Governance Committee is chaired by our Lead Independent Director. Eight of our current nine Board members are independent under Nasdaq rules. In addition, every member of each of the Board’s three committees is independent. The Board of Directors delegates substantial responsibility to the Board committees, which regularly report their activities and actions to the full Board of Directors. We believe that our independent Board committees are an important aspect of our Board leadership structure.

Information Regarding the Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. The Board has determined that the Chairs and members of each committee are independent under the applicable Nasdaq and SEC rules. The following table provides membership and meeting information for each of the Board committees during 2012, provided that certain changes occurred in Riverbed’s Board Committee membership composition in May 2012, as detailed below the table:

Name	Audit		Compensation		Nominating/Corporate Governance
Michael Boustridge			X
Mark A. Floyd	X		X
Jerry M. Kennelly
Michael R. Kourey	X	(1)			X
Mark S. Lewis					X
Steven McCanne, Ph.D.
Stanley J. Meresman	X		X
Christopher J. Schaepe			X	(1)	X
James R. Swartz					X	(1)
Total meetings in fiscal year 2012	9		15		4

(1)	Committee Chairperson

In May 2012, the following changes occurred in Riverbed’s Board Committee membership composition:

•	Mr. Meresman did not stand for re-election at the 2012 Annual Meeting, and therefore his service on the Audit Committee and the Compensation Committee ended immediately after the 2012 Annual Meeting.

•	Mr. Lewis joined the Audit Committee immediately after the 2012 Annual Meeting.

Mr. Swartz, who is not standing for re-election at the Annual Meeting, will not be serving on the Nominating/Corporate Governance Committee after the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has appointed Mr. Lewis chairperson of the Nominating/Corporate Governance Committee, effective as of immediately following the Annual Meeting.

In February 2013, Dr. McCanne resigned from the Board of Directors.

Effective March 2013, the Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, appointed Mr. Nadella to the Nominating/Corporate Governance Committee and appointed Ms. Stevenson to the Audit Committee. Mr. Lewis’ service on the Audit Committee ended in March 2013.

Below is a description of each committee of the Board of Directors. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each of the committee charters are posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

Audit Committee

The Audit Committee of the Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, the Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls and internal audit functions. It also discusses the scope and results of the audit and interim reviews with our independent auditors, reviews with our management our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. A more detailed description of the Audit Committee’s functions can be found in the Audit Committee charter.

The members of the Audit Committee in 2012 were Messrs. Floyd, Kourey, Lewis and Meresman, with Mr. Lewis joining the Committee in May 2012 and Mr. Meresman no longer serving on the Committee after May 2012.

The members of the Audit Committee currently are Messrs. Floyd and Kourey and Ms. Stevenson. Mr. Kourey has chaired the Audit Committee since April 2011.

The Board of Directors has determined that Messrs. Floyd and Kourey are each an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Floyd and Kourey any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. Specifically, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approves the bonus programs in effect for the Chief Executive Officer, other executive officers and key employees for each fiscal year, recommends to the Board of Directors the compensation of our directors, recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans, approves amendments to such plans, grants stock options and other stock-related awards, and administers our stock option plans, stock purchase plan and similar programs. The Compensation Committee may, to the extent permitted under applicable law and the rules of Nasdaq and the SEC, delegate its authority to subcommittees when appropriate. A more detailed description of the Compensation Committee’s functions can be found in the Compensation Committee charter.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he may participate in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

For certain 2012 compensation matters the Compensation Committee retained Radford, An AonHewitt Company (“Radford”) as its independent compensation consultant. See “Compensation Discussion and Analysis”.

The members of the Compensation Committee in 2012 were Messrs. Boustridge, Floyd, Meresman and Schaepe, with Mr. Meresman no longer serving on the Committee after May 2012.

The members of the Compensation Committee currently are Messrs. Boustridge, Floyd and Schaepe. Mr. Schaepe has chaired the Compensation Committee since April 2011.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Boustridge, Floyd and Schaepe. In addition, Mr. Meresman served on the Compensation Committee prior to his departure in May 2012. None of these individuals was at any time during fiscal year 2012, or at any other time, an officer or employee of the Company. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of the Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors, and evaluates the performance of the Board of Directors and individual directors. The Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to the Board of Directors concerning corporate governance matters. A more detailed description of the Nominating/Corporate Governance Committee’s functions can be found in the Nominating/Corporate Governance Committee charter.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other factors as various and relevant career experience, relevant skills, such as an understanding of our business and the markets in which we compete, financial expertise, diversity and local and community ties.

Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating/Corporate Governance Committee considers diversity, including diversity in terms of gender, race and ethnicity, age, skills, and such other factors as it deems appropriate, given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. As noted above, we consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates, and view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide the Company and its strategic direction.

In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors’ independence.

In connection with a review of potential candidates for the Board of Directors, the Nominating/Corporate Governance Committee compiles a list of potential candidates using relevant sources, which may include other current members of the Board of Directors, professional search firms, and stockholders. The Nominating/Corporate Governance Committee then conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and must include:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•

Certain information regarding the stockholder making such nomination and any Stockholder Associated Person (as defined in our Bylaws) and a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting securities reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee;

•	Such other information as required by the Company’s Bylaws;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, serve on the Board of Directors;

•

Such other information as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

The members of the Nominating/Corporate Governance Committee in 2012 were Messrs. Kourey, Lewis, Meresman, Schaepe and Swartz, with Mr. Meresman no longer serving on the Committee after May 2012.

The members of the Nominating/Corporate Governance Committee currently are Messrs. Kourey, Lewis, Nadella, Schaepe and Swartz. Mr. Swartz has chaired the Nominating/Corporate Governance Committee since April 2011.

Mr. Swartz, who is not standing for re-election at the Annual Meeting, will not be serving on the Nominating/Corporate Governance Committee after the Annual Meeting. Mr. Lewis will chair the Nominating/Corporate Governance Committee effective as of immediately following the Annual Meeting.

Risk Management Oversight

The Board of Directors actively manages Riverbed’s risk oversight process and receives regular reports from management on areas of material risk to Riverbed, including operational, financial, legal and regulatory risks.

Our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk:

•

The Audit Committee assists the Board of Directors with its oversight of Riverbed’s major financial risk exposures. The Audit Committee regularly reviews with management Riverbed’s risk assessment and risk management policies. Risk assessment reports are regularly provided by management to the Audit Committee.

•

The Compensation Committee assists the Board of Directors with its oversight of risks arising from our compensation policies and programs, as well as with its oversight of risks associated with succession planning.

•	The Nominating/Corporate Governance Committee assists the Board of Directors with its oversight of risks associated with Board organization, Board independence and corporate governance.

While each Board committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Risk Management Regarding Compensation Policies and Programs.    Our Compensation Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our Company. In performing its duties, the Compensation Committee meets at least annually with our management and the Compensation Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs.

In March 2012 and March 2013, the Compensation Committee reviewed and discussed with our management and the Compensation Committee’s independent compensation consultant a report analyzing the risk in our compensation programs and practices. This report included an analysis of the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our Company, and an overall risk assessment of such programs based on this analysis. Among other things, the Compensation Committee considered the risk profile of our base salary programs, our broad-based benefit plans, our sales compensation plans, our management bonus plan, new hire equity awards, annual equity awards for continuing employees, our long-term incentive plan and the employee stock purchase plan. The Compensation Committee also considered in connection with this review our internal financial reporting and regulatory compliance procedures.

Board of Directors Meeting Attendance

The Board of Directors met eight times during the fiscal year ended December 31, 2012. During 2012, each director then in office attended 75% or more of the meetings held of the Board of Directors and committees on which he served.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct and a code of ethics. The code of business conduct applies to all of our employees, officers and directors. The code of ethics is in addition to our code of business conduct and applies to our chief executive officer and senior financial officers, including our principal financial officer and principal accounting officer. The full texts of our codes of business conduct and ethics are posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings, to the extent required by Nasdaq.

Compensation of Directors

This section provides information regarding the compensation policies for non-employee directors in effect, and amounts paid and securities awarded to these directors, in fiscal 2012.

We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. In addition, our non-employee directors received the following cash compensation and equity compensation in 2012:

Cash Compensation.    During 2012, cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows (with the amounts below paid quarterly on a pro-rated basis):

•	Annual retainer fee of $45,000 for each non-employee director;

•	Additional annual retainer fee of $20,000 for serving as Lead Independent Director;

•	Additional annual retainer fee of $30,000 for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $20,000 for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $10,000 for serving as chair of the Nominating/Corporate Governance Committee;

•	Additional annual retainer fee of $15,000 for serving as a member of the Audit Committee;

•	Additional annual retainer fee of $10,000 for serving as a member of the Compensation Committee; and

•	Additional annual retainer fee of $5,000 for serving as a member of the Nominating/Corporate Governance Committee.

Equity Compensation.    Each non-employee member of our Board of Directors that served in 2012, other than Mr. Meresman, received a restricted stock unit award covering 13,800 shares of our common stock. The award amount was determined by the Board of Directors after considering the recommendation of the Compensation Committee and its independent compensation consultant, Radford. The shares underlying the award fully vest the day prior to this year’s annual meeting of stockholders or, if earlier, if we are acquired while the director is in our service. Our Board of Directors intends to make an annual grant of restricted stock unit awards to our non-employee directors in an amount to be determined by the Board of Directors after considering the recommendation of the Compensation Committee and its independent compensation consultant Radford.

Special Grant Upon Initial Election.    Our 2006 Director Option Plan provides for automatic grants of options to a non-employee director only upon such director’s initial election to the Board of Directors. All options are granted at the fair market value on the date of the award. A non-employee director is entitled to a stock option award to purchase 30,000 shares of our common stock upon such director’s initial election to the Board of Directors. Each such option will become exercisable for the shares in 36 equal monthly installments and will fully vest if we are acquired while the director is in our service. None of our directors received an option to purchase shares of our common stock under the 2006 Director Option Plan in 2012. Mr. Nadella and Ms. Stevenson each received an option to purchase 30,000 shares of our common stock upon their appointment to the Board of Directors in March 2013.

Directors Compensation

The following table sets forth all of the reportable compensation of our non-employee directors in fiscal year 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Stock Awards ($) (2)		Total ($)
Michael Boustridge	55,000	0		224,940	(3)	279,940
Mark A. Floyd	70,000	0		224,940	(4)	294,940
Michael R. Kourey	80,000	0		224,940	(5)	304,940
Mark S. Lewis	58,819	0		224,940	(6)	283,759
Stanley J. Meresman	29,038	789,000	(7)	0	(8)	818,038
Christopher J. Schaepe	70,000	0		224,940	(9)	294,940
James R. Swartz	75,000	0		224,940	(10)	299,940

(1)	Reflects all fees earned during fiscal year 2012. Fees earned during the last quarter of fiscal year 2012 were paid in the first quarter of fiscal year 2013. Fees earned during the last quarter of fiscal year 2011 were paid in the first quarter of fiscal year 2012 and are not included in this table.

(2)	The amounts in this column represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. See Note 14 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 19, 2013 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)	On May 30, 2012, Mr. Boustridge was granted a restricted stock unit award for 13,800 shares of our common stock. As of December 31, 2012, Mr. Boustridge held outstanding options to purchase an aggregate of 120,000 shares of our common stock.

(4)	On May 30, 2012, Mr. Floyd was granted a restricted stock unit award for 13,800 shares of our common stock. As of December 31, 2012, Mr. Floyd held outstanding options to purchase an aggregate of 160,168 shares of our common stock.

(5)	On May 30, 2012, Mr. Kourey was granted a restricted stock unit award for 13,800 shares of our common stock. As of December 31, 2012, Mr. Kourey held outstanding options to purchase an aggregate of 152,000 shares of our common stock.

(6)	On May 30, 2012, Mr. Lewis was granted a restricted stock unit award for 13,800 shares of our common stock. As of December 31, 2012, Mr. Lewis held outstanding options to purchase an aggregate of 120,000 shares of our common stock.

(7)	Represents the incremental fair value relating to the May 2012 amendment to certain stock option awards previously granted to Mr. Meresman.

(8)	Mr. Meresman did not receive a restricted stock unit award in 2012 because his service as a director ended immediately after the 2012 Annual Meeting.

(9)	On May 30, 2012, Mr. Schaepe was granted a restricted stock unit award for 13,800 shares of our common stock. As of December 31, 2012, Mr. Schaepe held outstanding options to purchase an aggregate of 160,000 shares of our common stock.

(10)	On May 30, 2012, Mr. Swartz was granted a restricted stock unit award for 13,800 shares of our common stock. As of December 31, 2012, Mr. Swartz held outstanding options to purchase an aggregate of 160,000 shares of our common stock.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. All of our directors that served in 2012, other than Mr. Meresman, attended the Company’s 2012 Annual Meeting of Stockholders telephonically or in person.

Contacting the Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o General Counsel

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, CA 94105

Communications are received by the General Counsel of the Company, who then distributes any such communication to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any director upon request.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2013 and has further directed that management submit the appointment of independent auditors for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes cast on this proposal will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2012 and 2011.

(in thousands)	2012	2011
Audit fees (1)	$1,613	$2,140
Audit-related fees (2)	485	380
Tax fees (3)	320	498
All other fees	—	—

Total fees	$2,418	$3,018

(1)	Audit Fees consist of fees incurred for professional services rendered by Ernst & Young LLP for (i) the audit of our annual consolidated financial statements, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) the review of the quarterly consolidated financial statements and (iv) other services in connection with regulatory filings or engagements.

(2)	Audit-related fees consist of fees for professional services rendered by Ernst & Young LLP in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of

Ernst & Young LLP as Riverbed’s Independent Registered Public Accounting Firm For Its

Fiscal Year Ending December 31, 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of three non-employee directors: Messrs. Floyd and Kourey and Ms. Stevenson. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each current member of the Audit Committee meets that standard. The Board of Directors has also determined that each of Messrs. Floyd and Kourey is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“10-K”).

The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the members of the Audit Committee, as such committee was constituted at the end of the Company’s 2012 fiscal year:

Mark A. Floyd
Michael R. Kourey, Chairman
Mark S. Lewis

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act”, is providing its stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies, practices and objectives described in this Proxy Statement. The non-binding advisory vote to approve the compensation of the Company’s named executive officers described in this Proposal 3 is referred to as a “say-on-pay vote.”

Riverbed believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of our Company. Therefore, the goal for our executive compensation program is to fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our stockholders. The Company believes that its executive compensation program, which emphasizes long-term performance-based equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders.

The Compensation Discussion and Analysis in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. The Company annually reviews its executive compensation practices and programs, utilizing peer and survey group data. Highlights of the program for 2012 include the following:

•	Compensation decisions are based upon an assessment of individual performance and potential to enhance long-term stockholder value.

•

Under the Company’s Long-Term Incentive Plan, the named executive officers receive long-term equity awards in the form of RSUs and all of these shares are at-risk and earned only upon the achievement of specified annual performance goals, with subsequent vesting of any earned shares not occurring until two years after achievement of those goals, for a total of three years. These RSUs constitute the majority of each officer’s total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance, and these awards provide significant retention value for the Company if the performance goals are met.

•

The Company’s Management Bonus Plan, under which our executives may earn quarterly cash incentive amounts, is directly tied to the achievement of revenue targets, the consistency of achievement of revenue targets, and the achievement of pre-tax operating profit targets. These performance metrics were chosen because they most closely correlate with superior operational performance and ensure alignment with our stockholders’ interests regarding the importance of achieving budgeted profitability.

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial and business performance.

In 2012:

•	The Company’s revenue grew to $837 million, representing an increase of 15% over the prior year.

•	Gross profit grew to $632 million, an increase of $80 million over the prior year.

•	The Company completed the acquisition of OPNET Technologies, Inc., making Riverbed a leader in the converging application and network performance management segments.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this say-on-pay proposal is not binding upon the Company, our Board of Directors or the Compensation Committee. However, the Company, our Board of Directors and the Compensation Committee, which is responsible for overseeing, reviewing and administering the Company’s executive compensation programs, value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors Recommends a Vote “FOR” approving the Compensation of the Company’s Named Executive Officers For its Fiscal Year Ending December 31, 2012.

PROPOSAL 4

APPROVAL OF AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve our 2006 Employee Stock Purchase Plan (the “ESPP”) as amended and restated to increase the number of shares of common stock (“Shares”) authorized for issuance under the ESPP by an additional ten million (10,000,000) shares and to discontinue the annual evergreen Share increase provision.

Approval of the amended and restated ESPP will enable us to continue to use the ESPP to assist in recruiting, retaining and motivating qualified personnel. Our ESPP is intended to offer an incentive to our employees by allowing them to purchase our common stock at a favorable purchase price.

Currently, a maximum of 13,035,704 Shares have been reserved for issuance under the ESPP. As of March 11, 2013, 10,282,435 Shares had been issued and 2,753,269 Shares remained available for issuance. If approved, the amended and restated ESPP would increase the number of Shares issuable under the plan by an additional 10,000,000 Shares, bringing the total that may be granted under the ESPP following such approval to 12,753,269 Shares. In addition, the amended and restated ESPP will eliminate the annual evergreen Share increase provision going forward.

We are requesting additional Shares for the ESPP in part to accommodate anticipated awards to the approximately 700 employees added to our workforce as a result of our acquisition of OPNET Technologies, Inc., completed in December 2012. Without stockholder approval of this amendment, we believe our ability to attract and retain the individuals necessary to help increase Riverbed’s long-term stockholder value will be limited. We believe that the approval of the amended and restated ESPP is important to our continued success.

Our Board of Directors has approved the amended and restated ESPP subject to the approval of our stockholders at this meeting. Approval of the amended and restated ESPP requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders do not approve the amended and restated ESPP, the ESPP will continue under its current terms until it is terminated in accordance with the terms of the ESPP.

Summary of the Amended and Restated ESPP

The following summarizes the principal features of the amended and restated ESPP and its operation. The summary is qualified in its entirety by reference to the ESPP as set forth in Appendix A.

Purpose of the Plan

The purpose of the ESPP is to provide eligible employees of the Company and its participating affiliates with the opportunity to purchase Shares through payroll deductions or through other means as required by local laws. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by our Board of Directors or the Compensation Committee that are designed to achieve desired tax or other objectives.

Administration

The ESPP is administered by the Compensation Committee (the “Administrator”). The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP and to adopt procedures, guidelines and forms as it deems necessary for the administration of the ESPP. Subject to the provisions of the ESPP, every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

Shares Subject to the ESPP

As of March 11, 2013, a maximum of 2,753,269 Shares remain available for issuance under the ESPP. The ESPP currently provides for an annual increase each January 1 (the “annual evergreen provision”) equal to the lesser of (i) 1% of our outstanding Shares, (ii) 1,500,000 Shares, or (iii) the number of Shares determined by our Board of Directors. If stockholders approve the amended and restated ESPP, the annual evergreen provision would be discontinued, and the number of Shares issuable under the ESPP would be increased by 10,000,000 Shares, bringing the total that may be granted under the ESPP to 12,753,269 Shares.

Eligibility

Each of our employees (including executive officers), and employees of our affiliates designated by our Board of Directors as participating employers in the ESPP, is eligible to participate in the ESPP if they are employed for more than 20 hours per week and more than five months per year. Employees who own 5% of our Shares and directors who are not employees are not eligible to participate in the ESPP. Different minimum service requirements may apply if required by law for eligible employees outside the U.S. Eligible employees may begin participating in the ESPP at the start of any Offering Period. As of March 11, 2013, there were approximately 2,526 employees eligible to participate in the ESPP (including five executive officers).

Offering Periods

Shares of our common stock are sold under the ESPP through a series of overlapping Offering Periods. Each Offering Period runs for 24 months and new Offering Periods commence each May 1 and November 1. Each Offering Period consists of four successive six-month Accumulation Periods. If the price of our Shares is lower at the start of a new Offering Period than at the start of the current period, participants are automatically enrolled in the new Offering Period. The Administrator may change the length of Offering Periods and Accumulation Periods without stockholder approval.

Participation in an Offering

To participate in the ESPP, an eligible employee must enroll and authorize payroll deductions of between 1% and 15% of their compensation (regular salary, payment for overtime, shift premium, incentive compensation, bonuses and commissions). A maximum of 4,000 shares may be purchased during any Accumulation Period and a participant may not purchase Shares under the ESPP at a rate per calendar year in excess of $25,000 (based on the market price on the first day of an Offering Period). Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive Offering Period until the employee withdraws from the ESPP or the employee’s employment terminates. At the beginning of each Offering Period, each participant is granted a purchase right to purchase Shares. The purchase right is exercised automatically on the last trading day of each Accumulation Period.

Purchase Price

The purchase price for the stock purchased under the ESPP is 85% of the lower of the fair market value of our Shares on (i) the first trading day of the applicable Offering Period, or (ii) the last trading day of the Accumulation Period. Generally, the fair market value of our common stock on a given date is the closing price on NASDAQ.

Shares Purchased

The number of Shares a participant purchases in an Accumulation Period is determined by dividing the amount of payroll deductions withheld from the participant’s compensation during that Accumulation Period by the purchase price. Only whole shares may be purchased. Any payroll deductions not applied to the purchase of Shares generally will be applied to the purchase of Shares in subsequent Offering Periods.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death, or the failure of the participant to remain continuously employed for at least 20 hours per week during the applicable offering period, cancels his or her purchase right and participation in the ESPP. Upon cancellation, the payroll deductions credited to the participant’s account will be returned or, in the case of death, given to the persons entitled to the sums as provided in the ESPP, in each case without interest.

Withdrawal

A participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. If a participant withdraws from a particular Offering Period, that participant may not participate again in the same Offering Period.

Changes in Capitalization

If any change is made in our capitalization during an Offering Period, such as a stock split, stock combination or stock dividend, which results in an increase or decrease in the number of Shares outstanding without receipt of consideration by us, appropriate adjustment will be made in the purchase price and in the number of shares subject to purchase rights under the ESPP.

Merger or Acquisition

In the event of a merger or acquisition, the Accumulation Period and the Offering Period will terminate early. All payroll deductions for the Accumulation Period in which the transaction occurs will be automatically applied to the purchase of Shares prior to the transaction. However, if the surviving corporation or its parent or subsidiary agrees to assume outstanding rights under the ESPP, then the Accumulation and Offering Periods will continue.

Amendment and Termination of the ESPP

The Administrator may terminate or amend the ESPP at any time and for any reason, except that the Administrator may not (i) increase the number of Shares available for sale under the ESPP or (ii) materially modify the eligibility for participation in the ESPP without the approval of our stockholders. The ESPP is scheduled to terminate on September 19, 2026, unless terminated sooner.

Federal Income Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE ESPP. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Participation in Plan Benefits

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions or other contributions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. On March 11, 2013, the closing price of our common stock was $15.89 per share. The following table sets forth (i) the number of Shares that were purchased during the last fiscal year under the ESPP, and (ii) the weighted average price per share paid for such Shares.

Name of Individual or Group	Number of Shares Purchased	Weighted Average per Share Purchase Price ($)
Jerry M. Kennelly, Chief Executive Officer and Chairman of the Board	0	$0.00
Randy S. Gottfried, Chief Financial Officer and Chief Operating Officer	972	$16.77
Steven McCanne, Ph.D., former Chief Technology Officer and Director (1)	1,944	$16.77
Eric S. Wolford, President, Products and Marketing	0	$0.00
David M. Peranich, President, Worldwide Field Operations	972	$16.77
All executive officers, as a group	4,860	$16.77
All directors who are not executive officers, as a group	0	$0.00
All employees who are not executive officers, as a group	1,328,282	$16.15

(1)	Dr. McCanne resigned from the Company in February 2013

The Board of Directors Recommends a Vote “FOR” Approval of the Amended and Restated 2006

Employee Stock Purchase Plan.

EXECUTIVE OFFICERS

The names of the executive officers of Riverbed who are not also directors of Riverbed and certain information about each of them as of March 11, 2013 are set forth below:

Randy S. Gottfried, age 47, has served as our Chief Financial Officer since joining us in February 2004 and as our Chief Operating Officer since October 2012. He served as our Executive Vice President of Business Services from January 2011 until October 2012. He served as our Senior Vice President of Business Services from May 2006 to January 2011. From November 2003 to February 2004, Mr. Gottfried served as Chief Financial Officer of Voltage Security, a security software company. From June 1997 to March 2001 and from July 2002 to March 2003, Mr. Gottfried held various senior finance roles, including Senior Vice President and Chief Financial Officer, with Inktomi Corporation. Mr. Gottfried holds a Masters degree in Business Management from Northwestern University’s Kellogg Graduate School of Management and an undergraduate business degree from the University of Michigan in Ann Arbor. He became a Certified Public Accountant in 1989. Mr. Gottfried has announced his resignation as Chief Financial Officer and Chief Operating Officer, effective April 29, 2013.

Eric S. Wolford, age 46, has served as our President, Products and Marketing since October 2012. He served as Executive Vice President, General Manager of Products Group from January 2012 until October 2012. He served as our Executive Vice President of Marketing and Business Development from January 2011 to January 2012. He served as our Senior Vice President of Marketing and Business Development from March 2005 to January 2011. He served as our Vice President of Marketing and Business Development from May 2003 to March 2005. From June 2001 to May 2003, Mr. Wolford was the Senior Vice President of Marketing and Business Development for netVmg, a network management company. From August 1999 to June 2001, he served as Vice President of Product Marketing and Management at Inktomi Corporation and FastForward Networks (which was acquired by Inktomi in October 2000), providers of content delivery management software. From 1988 to 1999, Mr. Wolford served in various sales, marketing and product management roles at AT&T. Mr. Wolford holds a Bachelor’s degree in Pre-Medicine from Pepperdine University and an M.B.A. from the New York University Stern School of Business.

David M. Peranich, age 51, has served as our President, Worldwide Field Operations since October 2012. He served as our Executive Vice President of Worldwide Sales from January 2011 until October 2012. He served as our Senior Vice President of Worldwide Sales from July 2006 to January 2011. From June 2004 to November 2005, Mr. Peranich was the Chief Executive Officer and President of Centrata, a provider of IT service delivery management solutions. From May 2001 to June 2004, Mr. Peranich held a number of management positions at Siebel Systems, most recently as Vice President and General Manager of Worldwide Alliances. From November 2000 to February 2001, he served as Vice President of Worldwide Sales at AdFlight Corporation. From January 1997 to October 2000, Mr. Peranich held a number of sales management positions at Remedy Corporation, most recently as Vice President of Americas Sales. Mr. Peranich holds a Bachelor’s degree in Mechanical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Systems Management from the University of Southern California.

Brett A. Nissenberg, age 39, has served as our General Counsel since joining us in February 2005, as our Senior Vice President of Corporate and Legal Affairs since January 2011 and as our Secretary since April 2006. He served as our Vice President of Corporate and Legal Affairs from February 2005 to January 2011. From October 1997 to January 2005, Mr. Nissenberg was an attorney with the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he represented investors and public and private technology companies in venture capital and corporate financings, public offerings, mergers and acquisitions and other strategic transactions. Mr. Nissenberg holds a Bachelor’s degree in Political Science from the University of California, Los Angeles, and a J.D. from UCLA School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 11, 2013 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 11, 2013 and restricted stock units that will become vested within 60 days of March 11, 2013 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficial ownership is based on 164,065,816 shares of common stock outstanding on March 11, 2013. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders:
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	10,378,670	6.3%
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	10,740,368	6.6%
Manning & Napier Advisors, LLC (3) 290 Woodcliff Drive Fairport, NY14450	9,304,195	5.7%

Directors and Named Executive Officers:
Jerry M. Kennelly (4)	5,114,781	3.1%
Michael Boustridge (5)	97,500	*
Mark A. Floyd (6)	149,834	*
Michael R. Kourey (7)	146,678	*
Mark S. Lewis (8)	107,000	*
Satya Nadella (9)	1,667	*
Christopher J. Schaepe (10)	206,544	*
Kimberly S. Stevenson (11)	1,667	*
James R. Swartz (12)	714,438	*
Randy S. Gottfried (13)	448,407	*
Steven McCanne, Ph.D. (14)	5,329,191	3.2%
Eric S. Wolford (15)	261,593	*
David M. Peranich (16)	436,497	*
All current directors and executive officers as a group (13 persons) (17)	7,686,772	4.6%

*	Less than 1% of the outstanding shares of common stock.

(1)	This information is based on a Schedule 13G filed with the SEC on February 5, 2013 by BlackRock, Inc. (“BlackRock”) indicating beneficial ownership as of December 31, 2012. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in BlackRock’s Schedule 13G was not complete or accurate or that an amendment should have been filed thereto and was not.

(2)	This information is based on a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC (“FMR”) indicating beneficial ownership as of December 31, 2012. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in FMR’s Schedule 13G was not complete or accurate or that an amendment should have been filed thereto and was not.

(3)	This information is based on a Schedule 13G filed with the SEC on January 23, 2013 by Manning & Napier Advisors, LLC (“Manning & Napier”) indicating beneficial ownership as of December 31, 2012. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in Manning & Napier’s Schedule 13G was not complete or accurate or that an amendment should have been filed thereto and was not.

(4)	Represents 762,281 shares of common stock held by Mr. Kennelly, 2,585,834 shares of common stock held by Kennelly Partners, L.P., and 1,766,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 310,860 shares subject to restricted stock units that are not vested within 60 days of March 11, 2013. On May 23, 2002, Mr. Kennelly purchased 10,000,000 shares of common stock in connection with his co-founding of Riverbed. Shares from that purchase continue to comprise a significant portion of Mr. Kennelly’s overall shareholdings.

(5)	Represents 97,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 22,500 shares subject to options that are not exercisable, and 13,800 shares subject to restricted stock units that are not vested, within 60 days of March 11, 2013.

(6)	Represents 6,000 shares of common stock held by Mr. Floyd and 143,834 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 16,334 shares subject to options that are not exercisable, and 13,800 shares subject to restricted stock units that are not vested, within 60 days of March 11, 2013.

(7)	Represents 6,000 shares of common stock held by Mr. Kourey, 5,012 shares of common stock held by Michael R. Kourey and Michele M. Kourey as Co-Trustees of The Kourey Living Trust dated 1/3/97 and 135,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 16,334 shares subject to options that are not exercisable, and 13,800 shares subject to restricted stock units that are not vested, within 60 days of March 11, 2013.

(8)	Represents 9,500 shares of common stock held by Mr. Lewis and 97,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 22,500 shares subject to options that are not exercisable, and 13,800 shares subject to restricted stock units that are not vested, within 60 days of March 11, 2013.

(9)	Represents 1,667 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 28,333 shares subject to options that are not exercisable within 60 days of March 11, 2013.

(10)	Represents 58,212 shares of common stock held by Mr. Schaepe and 148,332 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013.

Excludes 11,668 shares subject to options that are not exercisable, and 13,800 shares subject to restricted stock units that are not vested, within 60 days of March 11, 2013.

(11)	Represents 1,667 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 28,333 shares subject to options that are not exercisable within 60 days of March 11, 2013.

(12)	Represents 6,000 shares of common stock held by Mr. Swartz, 560,106 shares of common stock held by Burn3 LLC and 148,332 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Mr. Swartz is the manager of Burn3 LLC. Mr. Swartz disclaims beneficial ownership of the shares held by Burn3 LLC except to the extent of his pecuniary interest therein. Excludes 11,668 shares subject to options that are not exercisable, and 13,800 shares subject to restricted stock units that are not vested, within 60 days of March 11, 2013.

(13)	Represents 88,407 shares of common stock held by Randy S. Gottfried, Trustee of the Randy S. Gottfried Trust dated January 7, 2005, and 360,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 106,271 shares subject to restricted stock units that are not vested within 60 days of March 11, 2013.

(14)	Represents 1,944 shares of common stock held by Dr. McCanne, 134,351 shares of common stock held by Steven McCanne Revocable Trust, 3,878,896 shares of common stock held by Steven McCanne and Tamara R. White, Trustees of the McCanne Family Trust dated July 8, 2002 and successor Trustees thereunder, and 1,314,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. On May 23, 2002, Dr. McCanne purchased 10,000,000 shares of common stock in connection with his co-founding of Riverbed. Shares from that purchase continue to comprise a significant portion of Dr. McCanne’s overall shareholdings. Dr. McCanne‘s employment with the Company terminated on February 7, 2013.

(15)	Represents 41,593 shares of common stock held by Mr. Wolford and 220,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 112,171 shares subject to restricted stock units that are not vested within 60 days of March 11, 2013.

(16)	Represents 233,941 shares of common stock held by Mr. Peranich and 202,556 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013. Excludes 106,271 shares subject to restricted stock units that are not vested within 60 days of March 11, 2013.

(17)	Includes 3,323,720 shares of common stock issuable upon exercise of options exercisable within 60 days of March 11, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons regarding their fiscal year 2012 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2012, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were members of the Board of Directors, our executive officers or greater than 10% stockholders during fiscal year 2012 except that Mr. Schaepe filed one Form 4 late on June 22, 2012 with respect to an acquisition of shares in kind on April 2, 2012 for no additional consideration in connection with an involuntary pro-rata distribution of shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

In 2012, the Compensation Committee of the Board of Directors was comprised of the following non-employee members of the Board of Directors: Messrs. Boustridge, Floyd, Meresman and Schaepe, with Mr. Meresman no longer serving on the Committee after May 2012. Each member was determined to be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee’s primary responsibility is to review the performance of Riverbed management in achieving corporate goals and objectives and to ensure that Riverbed management is compensated effectively in a manner consistent with Riverbed’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of Riverbed’s compensation, equity and employee benefit plans and programs applicable to executive officers.

The Compensation Committee has reviewed and discussed the following section titled “Compensation Discussion and Analysis” with our management. Based on its review and discussions, the committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael Boustridge

Mark A. Floyd

Christopher J. Schaepe, Chairman

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program as it relates to the following individuals that were the “named executive officers” of the Company in 2012:

Jerry M. Kennelly	Chief Executive Officer
Steven McCanne, Ph.D.	Chief Technology Officer
Randy S. Gottfried	Chief Financial Officer and Chief Operating Officer
Eric S. Wolford	President, Products and Marketing
David M. Peranich	President, Worldwide Field Operations

Dr. McCanne resigned from the Company in February 2013.

Mr. Gottfried has announced his resignation as Chief Financial Officer and Chief Operating Officer, effective April 29, 2013.

The tables immediately following this section provide compensation information for the named executive officers.

Executive Summary

Riverbed believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of our Company. Therefore, the goal for our executive compensation program is to fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our stockholders. The Company believes that its executive compensation program, which emphasizes long-term performance based equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders.

The Company believes the compensation program for, and compensation opportunities provided to, the named executive officers were instrumental in helping the Company achieve its strong financial performance in 2012 despite a challenging economic environment.

Moreover, we believe that the structure of our executive compensation program, in emphasizing long-term stockholder value creation over short-term operating results, has benefited our Company and our stockholders by focusing on sustained growth.

Three Year Financial Performance.    Over the past three fiscal years:

•	Our revenues have increased over 51% from fiscal year 2010 to fiscal year 2012, representing annual compounded growth of approximately 23%.

•	Our gross profits have increased over 50% from fiscal year 2010 to fiscal year 2012, representing annual compounded growth of approximately 23%.

2012 Financial Performance.    In 2012:

•	The Company’s revenue grew to $837 million, representing an increase of 15% over the prior year.

•	Gross profit grew to $632 million, an increase of $80 million over the prior year.

•	The Company enjoyed another year of strong earnings and operational excellence.

2012 Business Performance.    Among the Company’s business highlights for the year:

•	Completed the acquisition of OPNET Technologies, Inc., making Riverbed a leader in the converging application and network performance management segments.

•	Awarded IDG’s InfoWorld Technology of the Year in the Best WAN Accelerator category for the seventh consecutive time.

•

Launched the Steelhead® CX Series and EX Series appliances, building on Riverbed’s award-winning WAN optimization solutions. The product families allow organizations to meet their top IT performance priorities, from accelerating application performance worldwide to consolidating remote office infrastructure into the data center.

•	Introduced Riverbed Granite®, extending the virtual edge of the data center to the branch office, allowing IT to consolidate and manage all edge servers in the data center.

•	Entered into a technology partnership with Juniper Networks in application delivery, WAN optimization and mobility to deliver market-leading technologies to more customers.

•

Received certification under the J.D. Power and Associates Certified Technology Service & Support (CTSS) program and the Technology Service Industry Association’s (TSIA) Excellence in Service Operations for the second consecutive year.

•	Delivered industry-first capabilities to Stingray®, extending the benefits of application delivery controllers to include Aptimizer web content optimization.

•

Introduced Steelhead Cloud Accelerator, a jointly developed solution that combines Akamai’s innovative Internet optimization technology and market-leading Riverbed WAN optimization technology to deliver end-to-end optimization for SAAS applications. Steelhead Cloud Accelerator was subsequently named the Best of TechEd Award winner in the Cloud Computing category.

•	Introduced multiple new appliances and virtual products within WAN optimization and performance management, expanding Riverbed’s addressable market opportunity.

•	Continued to maintain the market leadership position in WAN Optimization.

•

Recognized by the San Francisco Business Times, Silicon Valley/San Jose Business Journal and our employees as one of the Best Places to Work in the San Francisco Bay Area for the third consecutive year.

2012 Executive Compensation.    As described in further detail below, for the 2012 fiscal year:

•

Base salaries for our executive officers generally increased on a smaller percentage basis versus the prior year, primarily driven by market data used by the Compensation Committee to appropriately position the compensation of our executive officers in relation to peer companies;

•

Target performance-based cash bonuses for our executive officers under our Management Bonus Plan generally increased on a smaller percentage basis versus the prior year, primarily driven by market data used by the Compensation Committee to appropriately position the compensation of our executive officers in relation to peer companies; and

•

Long-term equity awards for our executive officers under our Long-Term Incentive Plan increased in terms of absolute number of shares per individual, primarily driven by market data used by the Compensation Committee to appropriately position the compensation of our executive officers in relation to peer companies. Notwithstanding the increased number of shares, for each of our executive officers, both the target dollar amount and the grant date fair value of the 2012 long-term equity awards was lower than the grant date fair value of the corresponding 2011 long-term equity award granted to such executive officer.

•

100% of the equity grants received by our executive officers under our 2012 Long-Term Incentive Plan were tied to performance-based RSUs and therefore at risk of complete forfeiture in the event the Company failed to achieve defined criteria set forth in the Long-Term Incentive Plan. This represented a change from 2011, when two-thirds of the equity grants under the Long-Term Incentive Plan were tied to performance-based RSUs, and one-third of the equity grants featured time-based vesting only.

Overall for the 2012 fiscal year, the total amount of at-risk compensation reported for the executive officers, either in the form of performance-based equity awards or variable cash incentives, in proportion to the total compensation reported for the executive officers in the Summary Compensation Table below, ranged from 86% to 91.8%.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to promote long-term success and are regularly reviewed to ensure that they are optimally structured to retain our highly experienced executive management team, encourage achievement of corporate objectives, and align our executives’ interests in maximizing long-term stockholder value. In particular, our Long-Term Incentive Plan, which comprises the majority of each officer’s total compensation opportunity, requires three years of service from an executive before any performance-based shares earned under that plan may be sold.

Our executive compensation programs are also regularly reviewed to ensure that they achieve the best possible balance between providing strong retention and performance incentives to our executive officers, while accommodating a meaningful and continuing effort to minimize both the Company’s share burn rate and the dilutive effects of the Company’s equity awards on the Company’s stockholders. As part of this review, the Compensation Committee reviews our gross and net share burn rates compared to our peer group and the broader industry, as summarized by Radford.

The specific goals that our 2012 executive compensation program focused on were revenue growth, consistency of revenue growth, operating profits and earnings per share. At this stage in our development, we believe that growth and revenue-oriented targets continue to be more appropriate to overweight versus targets focused on other criteria.

Our goal is to provide overall compensation (assuming that targeted levels of performance are achieved) that is above the median compensation at a peer group of technology companies selected for similarities in business model and other criteria, including whether we may compete with that company for executives generally. The elements of compensation included in the peer group analysis generally are base salaries, short-term cash incentives, and long-term equity incentives in the form of Restricted Stock Units (“RSUs”), including RSUs tied to the achievement of specific performance goals.

In general, the annual pay targets for our executive officers are positioned in relation to peer companies to be at or above the 50th percentile in base salary, and at the 75th percentile for both target total cash compensation (base salary plus short-term cash incentives) and long-term equity incentives. An individual executive may be either above or below the targeted compensation positioning based on a variety of factors, including job performance and experience. In addition, the targeted compensation positioning as it relates to both short-term cash incentives and long-term equity incentives is met only if specific performance goals are achieved. These performance goals have historically been set aggressively. For example, despite strong 15% year over year revenue growth in 2012, none of the 2012 equity awards relating to revenue achievement were earned by our executive officers.

Due to the intensely competitive market for highly qualified employees in our industry, our geographic location and our aggressive performance goals, we believe that compensation below our targeted levels would, in the long run, jeopardize our ability to retain our current executive officers and recruit new executive officers.

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ long-term interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and designed to enhance stockholder value.

Compensation Governance Practices

The Compensation Committee believes that a demonstrated commitment to best practices in compensation governance is itself a critical component of our approach to executive compensation. The following practices are some examples of this commitment:

•

Pay-for-performance:    A substantial portion of our executive officers’ compensation opportunity is tied to the achievement of specified corporate objectives; in 2012, for example, 100% of the equity awards made to our executive officers were performance-based and at-risk. Failure to achieve these objectives results in significantly lower compensation, and in some instances outright forfeiture of equity grants. Even after any performance-based equity grants are earned, an additional two years of service is required before vesting, reinforcing the long-term focus of our executive compensation programs;

•

Mix of short-term and long-term compensation:    Short-term compensation for our executive officers is comprised of base salaries and target cash bonuses under our Management Bonus Plan. Cash incentives represent a relatively small percentage of the total compensation opportunity given our emphasis on long-term stockholder value creation;

•

Independent compensation consultant:    The Compensation Committee directly retains the services of Radford, an independent compensation consultant, to advise it in determining reasonable and market-based compensation policies;

•	Prohibition on hedging: Our executive officers, together with all other employees, are prohibited from engaging in hedging or similar transactions with respect to our securities;

•	No perquisites: Our executive officers are not provided with any tax gross-ups or other special benefits;

•

No single-trigger change of control acceleration:    All change of control arrangements with our executive officers provide for acceleration only in the event that we are both subject to a change in control and the executive officer’s employment terminates thereafter for specified reasons; and

•	Strong compensation risk management: The Compensation Committee reviews and analyzes the risk profile of our compensation programs and practices at least annually.

Compensation of the Chief Executive Officer

Overview

The Compensation Committee recognizes that special scrutiny is applied to the compensation of the chief executive officer, as the most highly compensated of the named executive officers. The Compensation Committee believes that the total compensation opportunity for Mr. Kennelly, the Company’s Chief Executive Officer, in 2012 was both appropriate and fair. As discussed below, however, the total compensation realized by Mr. Kennelly in 2012 was significantly lower than his total compensation opportunity, owing in particular to the application of the revenue target provisions in the 2012 Long-Term Incentive Plan.

Mr. Kennelly, a co-founder of Riverbed, has overseen the creation of significant long-term stockholder value since the Company’s public offering in September 2006, and has played a critical role in guiding Riverbed’s growth and operational accomplishments in spite of a challenging economic environment. Mr. Kennelly is also tasked with sustaining and building upon the Company’s technology and market leadership positions while continuing to deliver superior returns to our stockholders. Notwithstanding the drop in the Company’s stock price in 2012, Mr. Kennelly’s performance in 2012 contributed to a year of significant accomplishments for the Company. See “2012 Financial Performance” and “2012 Business Performance” in the Executive Summary section above.

Performance-based Compensation

Given the Compensation Committee’s belief that long-term stockholder value creation should receive greater emphasis in compensation considerations than short-term operating results, the Compensation Committee approved 2012 compensation for Mr. Kennelly, as well as the other executive officers, that is significantly weighted towards performance-based equity tied to the achievement of corporate objectives versus short-term cash compensation.

All equity awards are tied to performance.    In 2012, Mr. Kennelly and the other executive officers received equity grants under the Long-Term Incentive Plan. 100% of those equity grants were tied to performance-based RSUs and therefore at risk of complete forfeiture in the event the Company failed to achieve defined criteria set forth in the Long-Term Incentive Plan. The Compensation Committee did not grant any equity awards to the executive officers featuring time-based vesting only.

Overall ratio of performance-based compensation to total compensation.    Mr. Kennelly’s 2012 performance-based equity awards under the Long-Term Incentive Plan (calculated at 100% on-target payout) represented 84.7% of Mr. Kennelly’s total 2012 compensation opportunity. In addition, 91.8% of Mr. Kennelly’s total 2012 compensation opportunity was tied to at-risk performance-based equity awards and variable cash incentives.

Long-term value creation and focus.    Even after earning any performance-based shares under the Long-Term Incentive Plan, an additional two years of service to the Company is required before any of those earned shares may be sold. This 3-year overall vesting period ensures that the focus of Mr. Kennelly and the other executive officers remains on the creation of long-term value for our stockholders.

2012 Performance Goals.    The Compensation Committee believes that the performance goals set forth in the 2012 Long-Term Incentive Plan were rigorous and not easily achieved. Two-thirds of the equity awards under the 2012 Long-Term Incentive Plan were eligible to be earned based on the Company’s 2012 revenue growth, and one-third of the equity awards were eligible to be earned based on the Company’s 2012 non-GAAP earnings per share. Riverbed’s 2012 performance resulted in a strong year-over-year revenue increase of 15% and non-GAAP net income of $0.99 per diluted share. Notwithstanding this performance, Mr. Kennelly and the other executive officers earned only the one-third of the equity awards tied to earnings per share, and forfeited all of the equity awards tied to revenue growth.

2013 Long-Term Incentive Plan.    In furtherance of its belief that long-term equity awards, primarily in the form of at-risk performance-based RSUs, continue to be the best way to align our executive officers’ long-term interests with those of our stockholders, the Compensation Committee determined that 100% of the shares granted under the 2013 Long-Term Incentive Plan should be performance-based. Neither Mr. Kennelly nor the other executive officers received any time-based equity compensation under the 2013 Long-Term Incentive Plan. As a result, 100% of the equity received by Mr. Kennelly and the other executive officers under the 2013 Long-Term Incentive Plan is subject to complete forfeiture should the Company fail to achieve the criteria defined under that Plan.

Executive Compensation Decision-Making Process

Discretion and Judgment of the Compensation Committee.    The Compensation Committee determines all compensation for the named executive officers. The Compensation Committee relies upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

Each year, the Compensation Committee reviews historical and prospective breakdowns of the total compensation components for each executive officer. The Compensation Committee’s decisions on compensation for our executive officers are based upon its assessment of a number of factors such as:

•	The executive officer’s performance, experience and qualifications;

•	Competitive pay practices, including compensation practices at peer companies, and prevailing market conditions;

•	The executive officer’s potential to enhance long-term stockholder value;

•	The executive officer’s performance compared to strategic goals established for the Company at the beginning of the year;

•	The nature and scope of the executive officer’s responsibilities; and

•	The executive officer’s effectiveness in leading our initiatives to achieve corporate goals.

Determining Compensation for the Chief Executive Officer and Other Named Executive Officers.    The performance of our executive officers is reviewed once per year. Base salaries and performance-based cash incentive compensation for our executive officers have typically been evaluated and any changes implemented on or around May 1 each year.

Long-term equity awards for our executive officers, in the form of RSUs under the Company’s Long-Term Incentive Plan, are typically reviewed and determined either in December for the following calendar year, or in January for that calendar year.

Mr. Kennelly, as the manager of the members of the executive team, assesses the other named executive officers’ individual contributions to their respective departmental goals as well as achievement of their individual goals and makes a recommendation to the Compensation Committee with respect to any merit increase in base salary and target cash bonus for each member of the executive team, other than himself. In addition, Mr. Kennelly makes a recommendation to the Compensation Committee with respect to annual RSU grants under our Long-Term Incentive Plan for each member of the executive team, other than himself. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar independent evaluation of Mr. Kennelly’s contributions to corporate goals and achievement of individual goals. Mr. Kennelly does not participate in the Compensation Committee’s deliberations or decisions with respect to his compensation.

The Role of the Compensation Consultant.     The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In accordance with this authority, the Compensation Committee has selected and directly retains the services of Radford, an independent compensation consultant, which advises the Compensation Committee on matters related to the compensation of the Company’s executive officers. The Compensation Committee periodically consults with Radford regarding compensation trends, appropriate peer companies and market survey data. In 2012, the Compensation Committee consulted Radford in connection with reviewing the Company’s executive compensation programs to ensure that these programs are optimally structured to retain our highly experienced executive management team, to keep management focused on attaining growth objectives even during an expected period of global economic volatility, and to motivate management to maximize long-term stockholder value. In addition, the Compensation Committee consulted with Radford in connection with its implementation of the Long-Term Incentive Plan. The fees for Radford were paid by the Company.

Compensation Committee Advisor Independence.    The Compensation Committee has considered the independence of Radford pursuant to Nasdaq rules finalized in January 2013 and related SEC rules finalized in 2012, and has found no conflict of interest in Radford continuing to provide advice to the Compensation Committee. The Compensation Committee is also regularly advised by the Company’s primary outside legal counsel, Wilson Sonsini Goodrich & Rosati. The Compensation Committee has considered the independence of Wilson Sonsini Goodrich & Rosati pursuant to Nasdaq rules finalized in January 2013 and related SEC rules finalized in 2012, and has found no conflict of interest in Wilson Sonsini Goodrich & Rosati continuing to provide advice to the Compensation Committee. The Compensation Committee intends to reassess the independence of its advisors at least annually.

The Role of Peer Companies and Benchmarking.     The Compensation Committee reviews compensation practices at peer companies in order to better inform the Committee’s decision-making process regarding the determination of appropriate and reasonably competitive compensation amounts. The Compensation Committee reviews the peer group at least annually to take into account any changes in our Company, the peer group companies, our industry and other factors.

In 2012, the Compensation Committee used a peer group of companies to evaluate executive officer compensation based on median competitive data. Our peer group was selected with the assistance of Radford, and consisted of technology companies that may compete with the Company for talent or have similarities to the Company in business models, and that generally possessed revenue, revenue growth rate, market capitalization and profitability characteristics that were comparable to ours. The following is the list of peer companies used by the Compensation Committee to assist it in evaluating executive officer compensation for the May 2012 compensation review cycle:

Acme Packet, Inc.	Nuance Communications, Inc.
Akamai Technologies, Inc.	Polycom, Inc.
Aruba Networks, Inc.	Rackspace Hosting, Inc.
Autodesk, Inc.	Red Hat, Inc.
Citrix Systems, Inc.	Rovi Corporation
F5 Networks, Inc.	salesforce.com, Inc.
Informatica Corporation	TIBCO Software Inc.
NETGEAR, Inc.	Verisign, Inc.

In connection with its continuing review of the Company’s executive compensation program, the Compensation Committee, with the assistance and input of Radford, further refined the peer group in September 2012 to more directly take into account the compensation practices at other technology companies using the following criteria:

•	Hardware and software companies with a similar business profile to Riverbed and with similar revenue growth rates to Riverbed;

•	Companies with revenues between $500 million and $2.5 billion, or approximately 50% to 250% of Riverbed’s expected near-term revenues;

•	Companies with market capitalizations greater than $1 billion, or approximately 30% of Riverbed’s then-current market capitalization; and

•	Companies with expected revenue growth greater than 10% and with operating income generally greater than 10% of revenue.

As a result of that review, the list of peer companies used by the Compensation Committee to assist it in evaluating target executive officer compensation for the remainder of 2012 and for the 2013 Long-Term Incentive Plan was as follows:

Akamai Technologies, Inc.	Nuance Communications, Inc.
Aruba Networks, Inc.	Polycom, Inc.
Autodesk, Inc.	Rackspace Hosting, Inc.
Citrix Systems, Inc.	Red Hat, Inc.
F5 Networks, Inc.	Rovi Corporation
Fortinet, Inc.	TIBCO Software Inc.
Informatica Corporation	Verisign, Inc.
NETGEAR, Inc.

In connection with the peer company review, Radford also presented, and the Compensation Committee evaluated, compensation data published in the Radford High Technology Executive Survey.

The Role of Stockholder Say-on-Pay Votes.    The Company is providing its stockholders with the opportunity to cast an advisory vote to approve the compensation of the Company’s named executive officers for the 2012 fiscal year. See “Proposal 3” in this Proxy Statement. Although the vote is non-binding, the Compensation Committee will consider the outcome of this vote, and any future stockholder vote regarding executive compensation, when making future compensation decisions for the Company’s named executive officers.

On May 30, 2012, we held a “say-on-pay” advisory vote to approve the compensation of our named executive officers for the 2011 fiscal year. Our stockholders approved the compensation of our named executive officers, with approximately 95% of stockholder votes cast in favor of our compensation for our named executive officers. Given this result, and following consideration of it, the Compensation Committee decided to retain our overall pay-for-performance approach to executive compensation. Moreover, in determining how often to hold a stockholder advisory vote to approve the compensation of our named executive officers, the Board of Directors took into account our stockholders’ preference (approximately 67% of stockholder votes cast at our 2011 Annual Meeting of Stockholders) for an annual vote. Specifically, the Board of Directors determined that we will hold an annual advisory stockholder vote to approve the compensation of our named executive officers until considering the results of our next “say-on-pay” frequency vote, anticipated to be held at our 2017 annual meeting.

Principal Elements of the Executive Compensation Program and 2012 Compensation

Overview.    The Company’s executive compensation program consists of the following three components:

•	Base salaries;

•	Performance-based cash bonuses under the Management Bonus Plan; and

•	Long-term equity awards in the form of RSUs under the Long-Term Incentive Plan. In 2012, the RSUs under the Long-Term Incentive Plan were 100% performance-based.

The Compensation Committee’s determination with regard to one component of compensation may not directly affect its determinations with regard to the other components since each component is designed to achieve different goals. However, the Compensation Committee considers each executive officer’s total compensation mix as a whole.

Base Salaries.

Overview.    The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation based on compensation surveys and reviewing salaries paid by the peer group of companies for similar positions.

2012 Base Salaries.    In April 2012, the Compensation Committee reviewed the base salaries of our named executive officers. After considering the recommendations of Radford and our Chief Executive Officer (with regard to the salaries of named executive officers other than himself), and after considering both Company and individual performance as well as market data regarding base salaries for comparable positions at the peer group of companies, the Compensation Committee approved the following base salaries, effective as of May 1, 2012:

Name	Base Salary as of January 1, 2012	Base Salary, Effective as of May 1, 2012
Jerry M. Kennelly	$610,000	$670,000
Randy S. Gottfried	370,000	400,000
Steven McCanne, Ph.D.	350,000	380,000
Eric S. Wolford	400,000	425,000
David M. Peranich	350,000	400,000

Performance-based Cash Bonuses.

Overview.    Cash incentives for our executive officers, which are paid under our Management Bonus Plan, are designed to reward performance that furthers our key corporate goals. A target cash incentive amount is set for each executive officer after considering targets for comparable positions at the peer group of companies. These amounts are at risk. To the extent these amounts are earned, they are paid quarterly, based on our performance against the predetermined goals. As detailed below, in the event the Company fails to achieve at least 85% of a quarterly revenue target, no bonus will be paid for that quarter. The Compensation Committee did not make any adjustments to the incentive award amounts for the executive officers in 2012 resulting from the application of the Management Bonus Plan.

Cash incentives represent a relatively small percentage of our executive officers’ total compensation opportunity because our executive compensation program emphasizes long-term stockholder value creation over short-term operating results.

2012 Performance-based Cash Bonuses.    In April 2012, the Compensation Committee reviewed the quarterly target bonus amounts of our named executive officers. After considering the recommendations of Radford and our Chief Executive Officer (with regard to the target bonus amounts of named executive officers other than himself), and after considering both Company and individual performance as well as market data regarding cash bonuses for comparable positions at the peer group of companies, the Compensation Committee approved the following quarterly target bonus amounts, effective beginning with the Company’s second fiscal quarter in 2012:

Name	Quarterly Target Bonus as of January 1, 2012	Quarterly Target Bonus, Effective as of Q2 2012
Jerry M. Kennelly	$190,000	$210,000
Randy S. Gottfried	62,500	87,500
Steven McCanne, Ph.D.	56,250	61,250
Eric S. Wolford	71,250	93,750
David M. Peranich	87,500	100,000

Performance Criteria.    Under the Management Bonus Plan, the performance metrics against which our executive officers were measured in 2012 were achievement of quarterly revenue targets, consistency of achievement of quarterly revenue targets, and achievement of quarterly pre-tax operating profit targets. The revenue and operating profit targets were based on objectives set forth in our Board-approved internal business plan. The quarterly incentive awards earned by our executive officers were determined on the basis of our achievement of these objectives.

These performance metrics were selected because the Compensation Committee believes that growth and revenue-oriented targets continue to be a key measure of superior operational performance at this stage in our development. In addition, an operating profit component better aligns the sharing of profit risks with our stockholders and reinforces the importance of achieving budgeted profitability at a time when the economic environment makes revenue generation more difficult.

Payout Structure.    Our Management Bonus Plan operated as follows for our named executive officers during 2012:

Revenue Achievement.    At achievement of 97% to 100% of a particular quarterly revenue target, our executive officers’ potential quarterly target bonus amount would receive a bonus “multiplier” of 1. For each percent of quarterly revenue achievement that exceeded 100% of the target, the bonus multiplier would increase by 7.5%. For each percent of quarterly revenue achievement below 97% of the target, the bonus multiplier would decrease by 4%.

These awards have a floor set at 85% of achievement of a particular quarterly revenue target, at which point our executive officers would receive 52% of their quarterly target bonus amount before application of the operating profit component described below. At less than 85% of achievement of a particular quarterly revenue target, our named executive officers would not receive a quarterly bonus. These awards also have a cap, pursuant to which the bonus multiplier under the revenue achievement factor can not exceed 2. As a result, in combination with the consistency award factor detailed below, an executive officer’s quarterly bonus can not exceed 225%.

Consistency of Revenue Achievement.    If the performance for a quarter was at or above 97% of the quarterly revenue target and the preceding quarter(s) were also at or above 97% of the quarterly revenue target(s), then a consistency award factor would be administered as follows:

Sequential Quarters at or above Target Quarterly Revenue	Consistency Award Factor added to Bonus Multiplier
1 Sequential Quarter (2nd Quarter at or above target)	10%

2 Sequential Quarters (3rd Quarter at or above target)	15%

3 Sequential Quarters (4th Quarter at or above target)	20%

4 or more Sequential Quarters (5th Quarter or more at or above target)	25%

The consistency award factor would be added to the quarterly bonus multiplier so that, for example, if the Company achieved 102% of the quarterly revenue target and this was the third consecutive quarter at or above 97% of the target, then the bonus multiplier would be 130% (100% for achievement of the quarterly revenue target; plus 15% for the 2% overachievement; plus an additional 15% for it being the third consecutive quarter at or above 97% of the target). If a quarter does not meet at least 97% of the quarterly revenue target, then no consistency award factor is added.

Operating Profit Achievement.    The bonus amount determined by the revenue achievement and revenue consistency components of the Management Bonus Plan was then multiplied by an operating profit factor. The operating profit factor was 1.0 in the event that the absolute dollars of pre-tax operating profit for a quarter were equal to or greater than the amount of pre-tax operating profit set forth in the Company’s Board-approved internal business plan for that quarter; and the operating profit factor was 0.8 in the event that the absolute dollars of pre-tax operating profit for a quarter were less than the amount of pre-tax operating profit set forth in the Company’s Board-approved internal business plan for that quarter. Thus, the operating profit component helped to ensure that revenue growth was not favored at the expense of achieving profitability goals.

2012 Targets.    The quarterly revenue and pre-tax operating profit targets under our Management Bonus Plan for 2012 were as follows (all amounts non-GAAP):

	Revenue	Pre-tax operating profit
Q1:	$190,000,000	$47,408,000

Q2:	$214,000,000	$61,533,000

Q3:	$237,000,000	$72,508,000

Q4:	$249,000,000	$76,783,000

Calculation of 2012 Targets.    The targets under our Management Bonus Plan were non-GAAP revenue and non-GAAP pre-tax operating profit. Non-GAAP revenue was calculated using GAAP revenue and adding back the revenue that was reduced by the acquisition related fair value accounting for deferred support contracts. Non-GAAP pre-tax operating profit was calculated using the GAAP pre-tax operating profit, adding back the revenue from the acquisition related fair value adjustment for deferred support contracts, stock-based compensation and related taxes, the amortization of acquisition related intangibles, acquisition related costs, and integration related costs, and subtracting the fair value adjustment to acquisition related inventory that was recognized in cost of product revenue.

2012 Results.    Based on our 2012 operating results, the amounts paid under our Management Bonus Plan are described below in the Summary Compensation Table under the column “Non-equity Incentive Plan Compensation.”

Long-Term Equity Awards.

Overview.    The Compensation Committee believes that long-term equity awards, primarily in the form of at-risk, performance-based RSUs, are the best way to align our executive officers’ long-term interests with those of our stockholders. The weighting by the Compensation Committee towards the use of performance-based RSUs ensures that our executive officers are properly focused on the attainment of key corporate goals. Consequently, the Company’s executive compensation program is weighted substantially toward the use of performance-based long-term equity awards.

RSUs.    Because RSUs retain value even in difficult economic environments, the Compensation Committee believes that the use of RSUs helps to ensure the continued retention of our executive officers over a long period of time. In addition, because the grant date fair value of RSUs is generally higher than an equivalent stock option grant, the Compensation Committee believes that it is appropriate to grant fewer RSUs than it would grant stock options. As a result, the use of RSUs causes less dilution to our stockholders than making stock option grants that are generally for larger numbers of shares.

Long-Term Incentive Plan.    As part of the Compensation Committee’s focus on retaining our highly experienced executive management team, keeping management focused on attaining key corporate objectives, and motivating management to maximize long-term stockholder value, in 2009 the Compensation Committee, after extensive consultation with Radford, adopted the Riverbed Technology, Inc. Long-Term Incentive Plan (“LTIP”), which provides participants with the potential to earn long-term incentive compensation based on our performance. Each of our named executive officers is a participant under the LTIP.

The Compensation Committee Has Discretion to Determine Appropriate Performance Metrics.     Under the LTIP each year, the Compensation Committee establishes the performance metrics and performance period, giving participants the opportunity to earn RSUs based on the Company’s performance. The performance metrics and performance periods established by the Compensation Committee may vary from year to year.

In 2012, Performance-based RSUs, Which are Subject to Complete Forfeiture, Comprised 100% of the RSU Grants Under the LTIP.    The Compensation Committee believes that achievement of key corporate goals should directly and materially impact the total compensation opportunity for our executive officers. In 2012, 100% of the grants made under the LTIP were tied to the Company’s performance and were therefore subject to complete forfeiture based on the Company’s performance against the performance metrics determined by the Compensation Committee.

Even After Performance-Based Shares are Earned, Vesting Does Not Occur for Two Additional Years.    The Compensation Committee believes that, even after strong Company performance has resulted in the earning of performance-based RSUs by our executive officers, a long-term view of performance requires that the executive officer continue to contribute to the creation of long-term stockholder value before any performance-based RSUs can vest and be sold. This also contributes to a strong alignment of interests in the Company’s long-term success between our executive officers and our stockholders, and ensures that the RSU grants demonstrate a significant retention incentive.

2012 Equity Awards.    For 2012, each executive officer received two performance-based RSU grants under the LTIP. Two-thirds of the total RSUs granted were eligible to be earned based on the Company’s 2012 revenue growth versus 2011 (“Revenue Target Award”), and one-third of the total RSUs granted were eligible to be earned based on the Company’s 2012 non-GAAP earnings per share (“EPS Target Award”).

For the 2012 LTIP awards, the Compensation Committee designated the Company’s 2012 annual revenue growth as the primary performance metric because the Compensation Committee believes that, at this stage in our development, revenue growth continues to be a key measure of superior operational performance. The Compensation Committee also designated non-GAAP earnings per share as a performance metric in order to ensure that revenue growth was not favored at the expense of achieving profitability goals.

The Revenue Target Awards were eligible to be earned in an amount ranging from 0% to 150% of the target amount based on our 2012 annual revenue growth as determined by measurement against our 2011 revenue. The Revenue Target Awards were therefore subject to complete forfeiture in the event that we were unable to meet predetermined revenue growth targets.

The EPS Target Awards were eligible to be earned either at the 100% level or not at all, based on our 2012 non-GAAP earnings per share results. The EPS Target Awards were therefore subject to complete forfeiture in the event that we were unable to meet predetermined non-GAAP earnings per share targets.

Subject to continuing service requirements, any shares earned under the 2012 LTIP will vest in full on December 31, 2014.

The following performance-based Revenue Target Awards and EPS Target Awards were granted to our named executive officers under the 2012 LTIP (with the listed Revenue Target Award amounts equivalent to the amounts that would have been earned at 100% of the target amount):

Name	Revenue Target Award RSUs	EPS Target Award RSUs
Jerry M. Kennelly	191,900	95,900
Randy S. Gottfried	59,100	29,500
Steven McCanne, Ph.D.	107,300	53,700
Eric S. Wolford	70,900	35,400
David M. Peranich	59,100	29,500

2012 Targets.

Under the 2012 LTIP, the annual revenue growth target required to be achieved for a 100% on-target payout on the Revenue Target Awards was 22.6%. Revenue growth of 26.4% or higher would have resulted in a 150% payout on the Revenue Target Awards. Revenue growth of less than 17.3% resulted in a zero payout on, and complete forfeiture of, the Revenue Target Awards. Revenue growth of more than 17.3% but less than 26.4% would have resulted in a payout on the Revenue Target Awards of an amount between 50% and 150% of the target amount.

Under the 2012 LTIP, the non-GAAP earnings per share amount required to be achieved for an on-target payout on the EPS Target Awards was $0.95. Non-GAAP earnings per share achievement of less than $0.95 would have resulted in a zero payout on, and complete forfeiture of, the EPS Target Awards.

Calculation of 2012 Targets.    The targets under the 2012 LTIP were non-GAAP revenue and non-GAAP EPS. Non-GAAP revenue was calculated using GAAP revenue and adding back the revenue that was reduced by the acquisition related fair value accounting for deferred support contracts. Non-GAAP EPS (i) includes all of the adjustments to non-GAAP pre-tax operating profit as set forth in the description of our Management Bonus Plan targets above, (ii) includes an adjustment to the provision for income taxes to exclude the income tax effects of non-GAAP adjustments and adjustments to our tax valuation allowance on deferred tax assets, and (iii) excludes the interim tax cost of the one-time transfer of intellectual property rights between our legal entities. Shares used in computing basic and diluted net income per share for the December 31, 2012 period excludes shares issued in connection with our acquisition of OPNET Technologies.

2012 Results.    Riverbed’s 2012 performance resulted in a strong year-over-year revenue increase of 15% and non-GAAP net income of $0.99 per diluted share. Notwithstanding this performance, based on the 2012 LTIP targets, the named executive officers earned only the one-third of the equity awards tied to non-GAAP earnings per share, and forfeited all of the equity awards tied to revenue growth.

2013 LTIP.    The Compensation Committee continues to believe that our compensation programs must be designed to foster a performance-oriented culture that aligns our executive officers’ long-term interests with those of our stockholders. In light of this approach, and in order to ensure that the goals of our executive compensation philosophy are more consistently achieved, the Compensation Committee asked Radford to advise it regarding possible changes to the revenue-based performance portion of the 2013 LTIP.

Based upon that review, the 2013 LTIP is structured with the intention of producing compensation outcomes in tighter alignment with the Company’s quarterly financial performance versus plan in 2013. It is the Compensation Committee’s belief that this structure will best facilitate the achievement of revenue growth, which remains a key corporate objective, as well as provide strong retention and performance incentives to our executive officers.

At-risk compensation in proportion to total compensation.

Overall for the 2012 fiscal year, a significant majority of each executive officer’s total compensation opportunity was tied to at-risk performance-based equity awards and variable cash incentives. The total amount of at-risk compensation reported for the executive officers, in proportion to the total compensation reported for the executive officers in the Summary Compensation Table below, ranged from 86.0% to 91.8%, as follows:

•	Jerry M. Kennelly: 91.8%

•	Randy S. Gottfried: 86.0%

•	Steven McCanne, Ph.D.: 91.4%

•	Eric S. Wolford: 87.2%

•	David M. Peranich: 86.5%

Risk Assessment

As discussed earlier, under “Risk Management Regarding Compensation Policies and Programs”, the Compensation Committee retained Radford, its independent compensation consultant, to evaluate the risk inherent in the Company’s executive and non-executive compensation programs. Accordingly, in both March 2012 and March 2013 Radford evaluated the Company’s executive and non-executive compensation programs and provided a report to the Compensation Committee. The report concluded that, among other things:

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices; and

•

Senior company management has a high percentage of their compensation tied to performance-based LTIP awards that vest over time, ensuring a longer-term view of the business since both short- and long-term results must be maintained for the stock to retain value.

Stock Ownership Guidelines

We currently do not require our executive officers to own a particular amount of our stock. The Compensation Committee is satisfied that stock and other equity holdings among our executive officers are sufficient at this time to provide appropriate motivation and to align this group’s long-term interests with those of our stockholders. However, we may in the future require our executive officers to own a specific amount of our stock.

Hedging Prohibition

Our executive officers, as well as all other employees, are prohibited from engaging in hedging or similar transactions with respect to our securities where the transaction is designed or intended to decrease the risks associated with holding our securities. This prohibition includes transactions involving puts, calls, collars or other derivative securities.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other full-time U.S. employees. We do not provide special benefits or other perquisites to our executive officers.

No Employment Agreements

We have not entered into employment agreements with our executive officers. Each executive officer is employed at will.

Post-Termination Protection

We issued offer letters to Messrs. Gottfried, Peranich and Wolford when they were recruited for their current positions. Each offer letter provides for accelerated vesting of equity in the event that we are both subject to a change in control and the executive officer’s employment terminates thereafter for specified reasons. These terms were negotiated at arms length at the time we recruited and hired each executive officer and we consider the change of control protection that was granted to these executive officers to be on market terms.

In addition, all equity grants made to our executive officers and non-executive employees under the Company’s 2006 Equity Incentive Plan provide for 100% acceleration in the event that we are both subject to a change in control and the executive officer’s or non-executive employee’s employment terminates thereafter for specified reasons. This protection is built into the 2006 Equity Incentive Plan and applies to all equity grants made thereunder, including awards made to non-executive employees. The LTIP also provides for 100% acceleration of grants made thereunder in the event that we are both subject to a change in control and the LTIP participant’s employment terminates thereafter for specified reasons.

In May 2008, we entered into change in control severance agreements with Messrs. Gottfried and Kennelly. The Compensation Committee recognizes that the possibility of an acquisition by another company or other change in control can be a distraction and can cause the consideration of alternative employment opportunities. The Compensation Committee believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Messrs. Gottfried and Kennelly, notwithstanding the possibility, threat or occurrence of a change in control. The agreements provide that in the event that we are both subject to a change in control and the employment of Mr. Gottfried or Mr. Kennelly terminates for specified reasons on or within 12 months after the change in control, then, subject to the signing of a release of claims and to compliance with the terms of any confidential information agreement, (i) in the case of Mr. Gottfried, he would receive severance equal to 100% of his deemed effective annual base salary and 100% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits; and (ii) in the case of Mr. Kennelly, he would receive severance equal to 200% of his deemed effective annual base salary and 200% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits. The agreements do not provide for any tax gross-ups.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Dodd-Frank Act requires the SEC to adopt rules requiring public companies to adopt such policies, but the SEC has not yet adopted such rules. The Compensation Committee believes that this issue is best addressed following the adoption of such rules.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and certain other highly paid executive officers. There is an exception to the $1 million limitation for “performance-based compensation” meeting certain requirements. Stock options and stock appreciation rights granted under our 2006 Equity Incentive Plan should generally qualify as “performance-based compensation” and should therefore not be subject to the $1 million deduction limitation. Full-value awards (such as restricted stock units and restricted stock) with solely service-based vesting are not considered performance-based under Section 162(m) of the Internal Revenue Code and, therefore, are not deductible to the extent that they, when aggregated with other non-performance-based compensation, result in executive compensation over $1 million. However, our stockholders have approved the material terms of our 2006 Equity Incentive Plan to enable the full-value awards to qualify for the “performance-based compensation” exemption if vesting is based on stockholder-approved performance metrics and certain other requirements are satisfied. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Riverbed does not guarantee that any compensation intended to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code so qualifies.

We account for stock-based grants awarded to our employees under the rules of FASB ASC Topic 718, which requires us to estimate the fair value of a stock award on the grant date and record the expense associated with each award over the service period.

Summary Compensation Table — 2012, 2011 and 2010

The following table sets forth all of the reportable compensation of our principal executive officer, principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2012 exceeded $100,000. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
Jerry M. Kennelly	2012	650,000	6,763,300	(3)	0	568,399	(4)	576	7,982,275
Chief Executive Officer and Chairman of the Board	2011	565,000	7,469,700	(3)	0	923,161	(4)	576	8,958,437
	2010	463,333	3,714,200	(3)	0	1,007,194	(4)	456	5,185,183

Randy S. Gottfried	2012	390,000	2,082,100	(5)	0	323,796	(6)	372	2,796,268
Chief Financial Officer and Chief Operating Officer	2011	353,333	2,667,750	(5)	0	291,508	(6)	355	3,312,946
	2010	311,333	1,326,500	(5)	0	281,313	(6)	307	1,919,453

Steven McCanne, Ph.D. (7)	2012	370,000	3,783,500	(8)	0	166,436	(9)	346	4,320,282
Former Chief Technology Officer and Director	2011	333,333	5,335,500	(8)	0	264,424	(9)	336	5,933,593
	2010	294,000	2,653,000	(8)	0	264,841	(9)	288	3,212,129

Eric S. Wolford	2012	416,667	2,498,050	(10)	0	343,134	(11)	398	3,258,249
President, Products and Marketing	2011	383,333	2,667,750	(10)	0	341,826	(11)	384	3,393,293
	2010	344,444	1,326,500	(10)	0	360,075	(11)	336	2,031,355

David M. Peranich	2012	383,333	2,082,100	(5)	0	368,339	(12)	364	2,834,136
President, Worldwide Field Operations	2011	341,667	2,667,750	(5)	0	442,899	(12)	336	3,452,652
	2010	300,000	1,326,500	(5)	0	535,951	(12)	312	2,162,763

(1)	The amounts in this column represent the aggregate grant date fair value in accordance with FASB Accounting Standards Codification ASC Topic 718, Stock Compensation. See Note 14 of the notes to our consolidated financial statements contained in our 2012 Annual Report on Form 10-K filed on February 19, 2013, Note 12 of the notes to our consolidated financial statements contained in our 2011 Annual Report on Form 10-K filed on February 10, 2012, and our 2010 Annual Report on Form 10-K filed on February 8, 2011 for a discussion of all assumptions made by us in determining the fair values of equity awards for 2012, 2011 and 2010, respectively. No options were awarded to our named executive officers in 2010, 2011 or 2012.

(2)	The amounts in this column represent the dollar amount paid for life insurance premiums on behalf of the named executive officers. In addition, the Company pays a portion of health insurance and disability premiums for all employees, including the named executive officers. Such amounts are not included in this column.

(3)	For 2012, this amount includes $2,253,650, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $4,509,650, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $6,763,300. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $2,253,650 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $2,489,900, which reflects the grant date fair value of time-based restricted stock units, and $4,979,800, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $7,469,700. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $5,156,227. For 2010, this amount includes $928,550, which reflects the grant date fair value of time-based restricted stock units, and $2,785,650, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2010 was 200% of target with a grant date fair value of $5,571,300. The actual amount earned under the LTIP in 2010 was 200% of target with a grant date fair value of $5,571,300.

(4)	For 2012, this number represents $426,108 that was earned and paid in fiscal year 2012, and $142,291 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $684,420 that was earned and paid in fiscal year 2011, and $238,741 that was earned in fiscal year 2011 and paid in fiscal year 2012. For 2010, this number represents $695,074 that was earned and paid in fiscal year 2010, and $312,120 that was earned in fiscal year 2010 and paid in fiscal year 2011.

(5)	For 2012, this amount includes $693,250 which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,388,850, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $2,082,100. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $693,250 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $889,250, which reflects the grant date fair value of time-based restricted stock units, and $1,778,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $2,667,750. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $1,841,494. For 2010, this amount includes $331,625, which reflects the grant date fair value of time-based restricted stock units, and $994,875, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2010 was 200% of target with a grant date fair value of $1,989,750. The actual amount earned under the LTIP in 2010 was 200% of target with a grant date fair value of $1,989,750.

(6)	For 2012, this number represents $264,508 that was earned and paid in fiscal year 2012, of which $100,000 was received in connection with Mr. Gottfried’s promotion in 2012 to Chief Operating Officer, and $59,288 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $212,975 that was earned and paid in fiscal year 2011, and $78,533 that was earned in fiscal year 2011 and paid in fiscal year 2012. For 2010, this number represents $197,205 that was earned and paid in fiscal year 2010, and $84,108 that was earned in fiscal year 2010 and paid in fiscal year 2011.

(7)	Dr. McCanne terminated employment with the Company on February 7, 2013.

(8)

For 2012, this amount includes $1,261,950 which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $2,521,550, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $3,783,500. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $1,261,950. Such amount was forfeited due to Dr. McCanne’s termination of employment on February 7, 2013. No amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $1,778,500, which reflects the grant date fair value of time-based restricted stock units, and $3,557,000, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $5,335,500. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $3,683,025. For 2010, this amount includes $663,250, which reflects the grant date fair value of time-based restricted stock units, and $1,989,750, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2010 was 200% of target with a grant date fair value of $3,979,500. The actual amount earned under the LTIP in 2010 was 200% of target with a grant date fair value of $3,979,500.

(9)	For 2012, this number represents $124,934 that was earned and paid in fiscal year 2012, and $41,502 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $193,744 that was earned and paid in fiscal year 2011, and $70,680 that was earned in fiscal year 2011 and paid in fiscal year 2012. For 2010, this number represents $185,990 that was earned and paid in fiscal year 2010, and $78,851 that was earned in fiscal year 2010 and paid in fiscal year 2011.

(10)	For 2012, this amount includes $831,900 which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,666,150, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $2,498,050. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $831,900 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $889,250, which reflects the grant date fair value of time-based restricted stock units, and $1,778,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $2,667,750. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $1,841,494. For 2010, this amount includes $331,625, which reflects the grant date fair value of time-based restricted stock units, and $994,875, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2010 was 200% of target with a grant date fair value of $1,989,750. The actual amount earned under the LTIP in 2010 was 200% of target with a grant date fair value of $1,989,750.

(11)	For 2012, this number represents $279,611 that was earned and paid in fiscal year 2012, of which $100,000 was received in connection with Mr. Wolford’s promotion in 2012 to President, Products and Marketing, and $63,523 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $252,298 that was earned and paid in fiscal year 2011, and $89,528 that was earned in fiscal year 2011 and paid in fiscal year 2012. For 2010, this number represents $249,683 that was earned and paid in fiscal year 2010, and $110,392 that was earned in fiscal year 2010 and paid in fiscal year 2011.

(12)	For 2012, this number represents $300,581 that was earned and paid in fiscal year 2012, of which $100,000 was received in connection with Mr. Peranich’s promotion in 2012 to President, Worldwide Field Operations, and $67,758 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $332,953 that was earned and paid in fiscal year 2011, and $109,946 that was earned in fiscal year 2011 and paid in fiscal year 2012. For 2010, this number represents $378,248 that was earned and paid in fiscal year 2010, and $157,703 that was earned in fiscal year 2010 and paid in fiscal year 2011.

2012 Grants of Plan-Based Awards

The following table sets forth each plan-based award granted to our named executive officers relating to fiscal year 2012.

Name	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($) (3)	Target ($) (4)	Threshold (#)	Target (#)	Maximum (#) (5)
Jerry M. Kennelly	01/01/12	436,800	840,000	0	287,800	383,700	6,763,300
Randy S. Gottfried	01/01/12	182,000	350,000	0	88,600	118,100	2,082,100
Steven McCanne, Ph.D.	01/01/12	127,400	245,000	0	161,000	214,700	3,783,500
Eric S. Wolford	01/01/12	195,000	375,000	0	106,300	141,700	2,498,050
David M. Peranich	01/01/12	208,000	400,000	0	88,600	118,100	2,082,100

(1)	Represents annual threshold and target bonus amounts under our Management Bonus Plan, as described in Compensation Discussion and Analysis above, effective beginning with the Company’s second fiscal quarter in 2012. The actual amounts awarded under our Management Bonus Plan for fiscal 2012 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The Management Bonus Plan does not have a preset maximum limit.

(2)	This column sets forth the grant date of equity incentive plan awards.

(3)	This column sets forth the annual threshold amount payout based on 85% of plan for each executive’s non-equity incentive plan payment for 2012. In the event the Company fails to achieve at least 85% of a quarterly revenue target, no bonus is paid for that quarter.

(4)	This column sets forth the annual target amount payout based on 100% of plan for each executive’s non-equity incentive plan payment for 2012.

(5)	Performance-based RSUs granted on January 1, 2012. This amount represents 100% of the target amount under the EPS portion of the 2012 LTIP, which is the maximum amount that was eligible to be earned under the 2012 LTIP, and 150% of the target amount under the Revenue portion of the 2012 LTIP, which is the maximum amount that was eligible to be earned under the 2012 LTIP. The actual amount earned under the LTIP in 2012 was 100% of the EPS portion of the 2012 LTIP and 0% of the Revenue portion of the 2012 LTIP. The amount earned under the 2012 LTIP will vest with respect to 100% of the shares subject to the RSUs on December 31, 2014, subject to the officer remaining a service provider through such date.

(6)	Represents the combined fair value of all stock awards as of the date they were granted, computed in accordance with FASB Accounting Standards Codification ASC Topic 718, Stock Compensation. See Note 14 of the notes to our consolidated financial statements contained in our 2012 Annual Report on Form 10-K filed on February 19, 2013, for a discussion of all assumptions made by us in determining the fair values of equity awards for 2012.

Outstanding Equity Awards at Fiscal Year End 2012

The following table sets forth information regarding unexercised options and unvested RSUs held by each of our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
	Exercisable		Unexercisable
Jerry M. Kennelly	400,000	(2)	—	3.00	04/30/16	144,960	(3)	2,858,611	191,900	(4)	3,784,268
	866,666	(5)	—	7.19	04/30/15	70,000	(3)	1,380,400	95,900	(6)	1,891,148
	600,000	(7)	—	15.96	04/29/14

Randy S. Gottfried	240,000	(5)	—	7.19	04/30/15	51,771	(3)	1,020,924	59,100	(4)	1,165,452
	160,000	(7)	—	15.96	04/29/14	25,000	(3)	493,000	29,500	(6)	581,740

Steven McCanne, Ph.D.	816,000	(5)	—	7.19	04/30/15	103,543	(3)	2,041,868	107,300	(4)	2,115,956
	600,000	(7)	—	15.96	04/29/14	50,000	(3)	986,000	53,700	(6)	1,058,964

Eric S. Wolford	220,000	(7)	—	15.96	04/29/14	51,771	(3)	1,020,924	70,900	(4)	1,398,148
						25,000	(3)	493,000	35,400	(6)	698,088

David M. Peranich	18,666	(8)	—	3.25	07/18/13	51,771	(3)	1,020,924	59,100	(4)	1,165,452
	73,890	(5)	—	7.19	04/30/15	25,000	(3)	493,000	29,500	(6)	581,740
	110,000	(7)	—	15.96	04/29/14

(1)	The market value of restricted stock units is based on $19.72 per share, which was the closing price of our common stock on December 31, 2012, the last trading day of our 2012 fiscal year.

(2)	This option grant became fully vested on May 1, 2010.

(3)	This award was granted under our 2011 LTIP and vests on December 31, 2013.

(4)	Represents performance-based awards granted under the 2012 LTIP at 100% of target for the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target and the actual value earned was 0%.

(5)	This option grant became fully vested on May 1, 2012.

(6)	Represents performance-based awards granted under the 2012 LTIP at 100% of target for the EPS portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the EPS portion of the 2012 LTIP was 100% of target and the actual value earned was 100%. Earned shares will vest on December 31, 2014.

(7)	This option grant became fully vested on May 1, 2011.

(8)	This option grant became fully vested on July 10, 2010.

2012 Option Exercises and Stock Vested

The following table reflects stock option exercises and restricted stock units that became vested for each of the named executive officers during fiscal year 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jerry M. Kennelly	400,000	6,989,540	468,333	9,148,277
Randy S. Gottfried	80,000	1,071,780	168,333	3,284,627
Steven McCanne, Ph.D.	90,666	1,750,650	336,666	6,569,254
Eric S. Wolford	119,926	1,881,614	170,833	3,325,202
David M. Peranich	—	—	168,333	3,284,627

(1)	The value realized on exercise is calculated as follows: Number of shares acquired upon exercise multiplied by the difference between our closing price on the date of exercise and the exercise price of the underlying stock option.

(2)	The value realized on vesting is calculated as follows: Number of shares acquired upon vesting multiplied by the closing price on the vesting date.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	20,599,176	(1)	13.7565	(2)	10,705,214	(3)
Equity compensation plans not approved by security holders (4)	2,192,816	(5)	21.4923	(6)	5,553,051

Total	22,791,992				16,258,265

(1)	Includes 6,503,590 shares that may be issued under performance-based share awards and restricted stock unit awards at December 31, 2012.

(2)	Excludes 6,503,590 shares that may be issued under performance-based share awards and restricted stock unit awards, as such awards are issuable for no consideration.

(3)	Includes 1,253,269 shares available for future issuance under our 2006 Employee Stock Purchase Plan.

(4)	Includes awards issued and issuable under our 2000 Stock Incentive Plan and our 2012 Stock Incentive Plan. These plans were assumed pursuant to the acquisition of OPNET Technologies, Inc. on December 18, 2012. Also includes awards issued and issuable under our 2009 Inducement Equity Incentive Plan.

(5)	Includes 26,726 shares that may be issued under restricted stock unit awards at December 31, 2012.

(6)	Excludes 26,726 shares that may be issued under restricted stock unit awards and 6,984 shares that are subject to vesting of restricted stock awards, as such awards are issuable for no consideration.

Severance and Change in Control Arrangements

Acceleration of Equity Awards

The named executive officers are entitled to the following equity acceleration upon the occurrence of certain events:

Each RSU granted to our named executive officers under the LTIP will vest with respect to 100% of the shares subject to the RSU grant if (x) there is a change in control and (y) the employment of the named executive officer is involuntarily terminated after the change in control. The foregoing acceleration is additionally conditioned upon the individual signing and not revoking a release of claims.

Severance

Other than the change in control severance agreements with Messrs. Gottfried and Kennelly described in “Compensation Discussion and Analysis — Post-Termination Protection” above, there are no current arrangements pursuant to which we have agreed to make any severance payments to any of our executive officers.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and change in control situation has been estimated in the table below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2012. The closing price of our stock as of December 31, 2012, the last trading day of our 2012 fiscal year, was $19.72, which was used as the value of our stock in the change in control. The value of the unvested stock awards granted under the 2011 LTIP was based on the actual amount earned, which was 103.5% of target. The value of the unvested stock awards granted under the 2012 LTIP was based on 100% of the target shares, although the revenue portion of these shares was subsequently forfeited. The value of the vesting acceleration was calculated by multiplying the number of accelerated stock award shares as of December 31, 2012 by the closing price of our stock as of December 31, 2012. The actual amounts that would be paid to any named executive officer in the event of a termination and change in control situation can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments and benefits upon employment termination before or after a change in control for our Named Executive Officers as if their employment terminated as of December 31, 2012. Other than with respect to an involuntary termination in connection with a change in control, the only payment owing to Named Executive Officers in connection with any termination of employment or change in control would be accrued and unused vacation pay.

Name	Executive Benefits and Payments Upon Termination	Involuntary Termination in connection with or following Change in Control ($) (1)
Jerry M. Kennelly	Base Salary (2)	$1,340,000
	Highest Target Bonus (2)	1,680,000
	Accelerated Vesting of RSUs (3)	11,805,575
	Health Care Premiums/Contribution (4)	21,643
	Accrued Vacation Pay (5)	51,538

	Total	$14,898,756

Randy S. Gottfried	Base Salary (2)	$400,000
	Highest Target Bonus (2)	350,000
	Accelerated Vesting of RSUs (3)	3,842,856
	Health Care Premiums/Contribution (4)	6,960
	Accrued Vacation Pay (5)	30,769

	Total	$4,630,585

Steven McCanne, Ph.D.	Base Salary (2)	$0
	Highest Target Bonus (2)	—
	Accelerated Vesting of RSUs (3)	7,261,752
	Health Care Premiums/Contribution (4)	—
	Accrued Vacation Pay (5)	29,231

	Total	$7,290,983

Eric S. Wolford	Base Salary (2)	$0
	Highest Target Bonus (2)	—
	Accelerated Vesting of RSUs (3)	4,308,248
	Health Care Premiums/Contribution (4)	—
	Accrued Vacation Pay (5)	26,971

	Total	$4,335,219

David M. Peranich	Base Salary (2)	$0
	Highest Target Bonus (2)	—
	Accelerated Vesting of RSUs (3)	3,842,856
	Health Care Premiums/Contribution (4)	—
	Accrued Vacation Pay (5)	27,692

	Total	$3,870,548

(1)	The values set forth are calculated based on a closing price on December 31, 2012, the last trading day of our 2012 fiscal year, of $19.72 per share.

(2)	To be paid in one lump sum pursuant to the terms of the change in control severance agreement.

(3)	Represents 100% of the unvested RSUs granted under the 2011 and 2012 LTIP that would vest if the Named Executive Officer was involuntarily terminated following a change in control as provided under the LTIP. Includes the following amounts that were not earned under the Revenue portion of the 2012 LTIP: Mr. Kennelly — $5,675,416; Mr. Gottfried — $1,747,192; Dr. McCanne — $3,174,920; Mr. Wolford — $2,096,236, and Mr. Peranich — $1,747,192

(4)	Represents the cost of medical, dental and vision care premiums under COBRA for a 12-month period that will be paid on behalf of each Named Executive Officer upon a change in control.

(5)	Accrued Vacation Pay assumes four weeks of accrued but unused vacation for Mr. Kennelly, Mr. Gottfried and Dr. McCanne, 3.3 weeks of accrued but unused vacation for Mr. Wolford and 3.6 weeks of accrued but unused vacation for Mr. Peranich. Other than with respect to an involuntary termination in connection with a change in control, the only payment owing to Named Executive Officers in connection with any termination of employment or change in control would be accrued and unused vacation pay.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy.    Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, are subject to review, approval or ratification by the Board of Directors or a committee comprised of members of the Board of Directors.

Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by the Audit Committee or the disinterested members of the Board of Directors and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our Company and our stockholders.

Transactions with Related Persons.    The Company regularly enters into commercial dealings with EMC Corporation, which re-sells the Company’s products. The Company has also entered into sales or purchase arrangements with Polycom, Inc. and other entities that are affiliated with the Company either by virtue of a director relationship or by the entity’s shareholdings. The Company enters into these commercial dealings in the ordinary course of its business, and considers these arrangements to be arms-length. Mr. Lewis served as Chief Strategy Officer for the Information Infrastructure Products Business of EMC for a portion of 2012. Mr. Kourey served as Chief Financial Officer of Polycom for a portion of 2012. The Company does not believe that either of Messrs. Lewis or Kourey has or had a direct or indirect material interest in any of such commercial dealings.

The Board of Directors has determined that all Board members, excluding Mr. Kennelly, are independent under applicable Nasdaq rules. In making this determination, the Board considered information relating to any sales of our products and services to, and purchases by us of products and services from, entities (or affiliates of such entities) where any of our directors are employed.

Compensation Transactions.    The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our U.S. employees generally.

Indemnification Agreements.    We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Charter and our Bylaws (except in a proceeding initiated by such person without Board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and such other key employees in connection with a legal proceeding.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary

April 9, 2013

APPENDIX A

RIVERBED TECHNOLOGY, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED EFFECTIVE SEPTEMBER 20, 2006

AMENDED AND RESTATED EFFECTIVE APRIL 11, 2007

AMENDED AND RESTATED EFFECTIVE APRIL 28, 2009

UPDATED TO REFLECT THE 2:1 STOCK SPLIT ON NOVEMBER 8, 2010

[AMENDED AND RESTATED EFFECTIVE MAY 22, 2013]

i

ii

Riverbed Technology, Inc.

2006 Employee Stock Purchase Plan

SECTION 1. PURPOSE OF THE PLAN.

The Board adopted the Plan effective as of the date of the IPO. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms. The Plan is intended to qualify for favorable tax treatment under section 423 of the Code and shall be administered, interpreted and construed accordingly, although the Company makes no undertaking or representation to maintain such qualification. In addition, the Plan authorizes the purchase of Stock under a Non-423(b) Component, pursuant to rules, procedures or sub-plans adopted by the Board or the Committee and designed to achieve tax, securities law or other objectives, provided, however, that U.S. Eligible Employees will not be permitted to purchase Stock under the Non-423(b) Component.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a) Committee Composition.    The Committee shall administer the Plan. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b) Committee Responsibilities.    The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, procedures, sub-plans, guidelines and forms as it deems appropriate to implement the Plan, including relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares.    The initial number of shares of Stock available for purchase under the Plan was 3,000,000. On May 22, 2013 the Plan was amended to increase the number of shares of Stock available for purchase under the Plan by 10,000,000 shares for a total of 13,000,000 shares (subject to adjustment pursuant to Subsection (b) below). Beginning on January 1, 2007, and each subsequent January 1 ending with the increase that occurred January 1, 2013, the aggregate number of shares of Stock available for purchase automatically increased by a number equal to the lowest of (i) 1% of the total number of shares of Stock then outstanding, (ii) 1,500,000 shares of Stock (subject to adjustment pursuant to Subsection (b) below) or (iii) the number of shares of Stock determined by the Board. Any or all of such shares of Stock may be granted under the Code Section  423(b) Component.

(b) Anti-Dilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the number of shares of Stock set forth in Subsection (a)(ii) above, the 4,000-share limitation described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders, or a similar event.

(c) Reorganizations.    Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period and Accumulation Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods.    While the Plan is in effect, the Committee shall determine the duration and commencement date of each Offering Period, provided that an Offering Period shall in no event be longer than 27 months. Offering Periods may be consecutive or overlapping.

(b) Accumulation Periods.    While the Plan is in effect, the Committee shall determine the duration and commencement date of each Accumulation Period, provided that an Accumulation Period shall in no event end later than the close of the Offering Period in which it begins. Accumulation Periods shall be consecutive.

(c) Enrollment.    In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company or a third party designated by the Company. The enrollment form shall be filed at the prescribed location not later than the commencement date of such Offering Period.

(d) Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

(i) May no longer contribute to the Plan under Section 9(b);

(ii) Withdraws from the Plan under Section 6(a); or

(iii) Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Accumulation Period ending in the next calendar year, if he or she then is an Eligible Employee. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above.

(e) Applicable Offering Period.    For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

(i) Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above or (C) enrollment for a subsequent Offering Period under Paragraph (ii), (iii) or (iv) below, provided that the Committee has determined that there will be a subsequent Offering Period.

(ii) In the event that the Fair Market Value of Stock on the first trading day in the Offering Period for which the Participant is enrolled is higher than on the first trading day in any subsequent Offering Period, the Participant shall automatically be enrolled for such subsequent Offering Period.

(iii) If Section 14(b) applies, the Participant shall automatically be enrolled for a new Offering Period.

(iv) Any other provision of the Plan notwithstanding, the Company (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be enrolled for such new Offering Period.

(v) When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Commencement of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan by means of payroll deductions. To the extent required by local law, the Committee, in its discretion, may decide that an Eligible Employee may contribute to the Plan by means other than payroll deductions, provided that contributions other than payroll deductions will be permissible only for Eligible Employees participating in the Non-423(b) Component. Payroll deductions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form.

(b) Amount of Payroll Deductions/Contributions.    An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld/contribute for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(c) Changing Withholding Rate.    When the Committee adopts an Offering Period under Section 4(a), it shall also prescribe the rules that will apply if a Participant wishes to change his or her rate of payroll deductions/contributions during such Offering Period. A Participant may change his or her rate of payroll deductions/contributions, only if and to the extent permitted by such rules, by filing a new enrollment form with the Company or a third party designated by the Company at the prescribed location. The new withholding rate shall be effective as soon as reasonably practicable after the Company or a third party designated by the Company has received such form. The rules prescribed by the Committee may also provide that a Participant’s rate of payroll deductions/contributions will automatically revert to a prior rate as of the commencement date of a new Accumulation Period.

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal.    A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company or a third party designated by the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions/contributions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest, unless otherwise required by local law. No partial withdrawals shall be permitted.

(b) Enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she again enrolls in the Plan under Section 4(c). Enrollment may be effective only at the commencement of an Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

(b) Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death.    Except as otherwise provided by the Committee, the Participant may designate a beneficiary on the prescribed form to whom the amount credited to his or her Plan Account shall be paid in the event of the Participant’s death. Such form shall be valid only if it was filed with the Company or a third party designated by the Company at the prescribed location before the Participant’s death. If no beneficiary is designated or if a beneficiary designation is not permitted by the Committee, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation or otherwise contributed under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, unless otherwise provided by local law. No interest shall be credited to Plan Accounts, unless otherwise required by local law.

(b) Purchase Price.    The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall be the lower of:

(i) 85% of the Fair Market Value of such share on the first trading day in the applicable Offering Period (as determined under Section 4(e)) or, in the case of the first Offering Period under the Plan, 85% of the price at which one share of Stock is offered to the public in the IPO; or

(ii) 85% of the Fair Market Value of such share on the last trading day in such Accumulation Period.

(c) Number of Shares Purchased.    As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 4,000 shares of Stock with respect to any Accumulation Period nor more than the amounts of Stock set forth in Sections 3(a) and 9(b). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d) Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 3, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock.    The shares of Stock purchased by a Participant under the Plan shall be registered in the name of such Participant. The Committee may determine, in its discretion, that, until the expiration of the holding period described in section 423(a)(1) of the Code, Participants in the Code Section 423(b) Component shall be required to hold such shares with (i) a broker designated by the Committee or (ii) any other broker whom the Participant has directed in writing to sell such shares pursuant to Rule 10b5-1(c)(1) under the Exchange Act.

(f) Tax Withholding.    To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

(g) Unused Cash Balances.    An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Accumulation Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 3 or Section 9(b) shall be refunded to the Participant in cash, without interest, unless otherwise required by local law.

(h) Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase 4,000 shares of Stock under this Plan with respect to each Accumulation Period.

(b) Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall have a right to purchase Stock under the Plan and all other employee stock purchase plans of the Company and its Subsidiaries which accrues at a rate which in the aggregate exceeds $25,000 of the Fair Market Value of such Stock (determined under Section 423 of the Code at the time the right is granted) for each calendar year in which the right is outstanding at the time.

Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the first Accumulation Period that will end in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation (if permitted by the Committee, in its discretion) or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation (if permitted by the Committee, in its discretion) or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14. SEVERABILITY.

If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

SECTION 15. CODE SECTION 409A.

The Code Section 423(b) Component is exempt from the application of Section 409A of the Code. The Non-423(b) Component is intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent an option to purchase Stock or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the option to purchase Stock shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Board or the Committee. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee with respect thereto.

SECTION 16. AMENDMENT OR DISCONTINUANCE.

(a) General Rule.    The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required by any applicable law or regulation. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (a) the Plan is extended by the Board and (b) the extension is approved within 12 months by a vote of the stockholders of the Company.

(b) Impact on Purchase Price.    This Subsection (b) shall apply in the event that (i) the Company’s stockholders during an Accumulation Period approve an increase in the number of shares of Stock that may be issued under Section 3 and (ii) the aggregate number of shares to be purchased at the close of such Accumulation Period exceeds the number of shares that remained available under Section 3 before such increase. In such event, the Purchase Price for each share of Stock purchased at the close of such Accumulation Period shall be the lower of:

(i) The higher of (A) 85% of the Fair Market Value of such share on the first trading day in the applicable Offering Period or, in the case of the first Offering Period under the Plan, 85% of the price at which one share of Stock is offered to the public in the IPO or (B) 85% of the Fair Market Value of such share on the earliest trading day coinciding with or following the date when the Company’s stockholders approve such increase; or

(ii) 85% of the Fair Market Value of such share on the last trading day in such Accumulation Period.

Immediately after the close of such Accumulation Period, a new Offering Period shall commence for all Participants, provided that the Committee has determined that a new Offering Period should commence.

SECTION 17. GOVERNING LAW.

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

SECTION 18. DEFINITIONS.

(a) “Accumulation Period” means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined by the Committee pursuant to Section 4(b).

(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Code Section 423(b) Component” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(f) “Committee” means a committee of the Board, as described in Section 2.

(g) “Company” means Riverbed Technology, Inc., a Delaware corporation.

(h) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(i) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(j) “Eligible Employee” means any employee of a Participating Company who meets both of the following requirements:

(i) His or her customary employment is for more than five months per calendar year and for more than 20 hours per week, provided, however, that employees of a Participating Company in the Non-423(b) Component may be Eligible Employees even if their customary employment is less than five months per calendar year and/or 20 hours per week, to the extent required by local law; and

(ii) He or she has been an employee of a Participating Company for such period as the Committee may determine before the beginning of the applicable Offering Period.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means the market price of Stock, determined by the Committee as follows:

(i) If the Stock was traded on the Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by such Market;

(ii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

(iii) If none of the foregoing provisions is applicable, then the Committee shall determine the Fair Market Value in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

(m) “IPO” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of Stock to the public.

(n) “Non-423(b) Component” means the grant of an option under the Plan which is not intended to meet the requirements set forth in Section 423(b) of the Code, as amended.

(o) “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined by the Committee pursuant to Section 4(a).

(p) “Participant” means an Eligible Employee who participates in the Plan, as provided in Section 4.

(q) “Participating Company” means (i) the Company and (ii) each present or future Affiliate or Subsidiary designated by the Committee from time to time in its sole discretion as a Participating Company. For purposes of the Code Section 423(b) Component, only the Company and its Subsidiaries may be Participating Companies, provided, however, that at any given time, a Subsidiary that is a Participating Company under the Code Section 423(b) Component shall not be a Participating Company under the Non-423(b) Component.

(r) “Plan” means this Riverbed Technology, Inc. 2006 Employee Stock Purchase Plan, as it may be amended from time to time, which includes a Code Section 423(b) Component and a Non-423(b) Component.

(s) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(t) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(u) “Stock” means the Common Stock of the Company.

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w) “U.S. Eligible Employee” means an Eligible Employee who (i) resides in the United States, and (ii) is employed by the Company or by a Participating Company located in the United States.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2013.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet • Go to www.envisionreports.com/RVBD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors Recommends a Vote “For” each of the Nominees listed in Proposal 1, and “For” Proposals 2, 3 and 4.

1.	To elect the following directors to serve until the 2016 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified.				+
		For	Against	Abstain
	1.1 - Mark A. Floyd	☐	☐	☐
	1.2 - Christopher J. Schaepe	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Riverbed Technology, Inc. for its fiscal year ending December 31, 2013.	☐	☐	☐	3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement.	☐	☐	☐
4.	To approve an amendment to our 2006 Employee Stock Purchase Plan (the “ESPP”) to increase the number of authorized shares available for grant under the ESPP.	☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢		1 U P X RVBD1	+
01LK2E

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on May 22, 2013. The Proxy Statement and the 2012 Annual Report on Form 10-K are available at: http://www.envisionreports.com/rvbd

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — RIVERBED TECHNOLOGY, INC.

Annual Meeting of Stockholders – May 22, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry M. Kennelly and Brett A. Nissenberg, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Riverbed Technology, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Riverbed to be held May 22, 2013 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+